UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

ALLIANT ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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“Alliant Energy Corporation”

“2007 Notice of Annual Meeting and Proxy Statement”

“Photograph of Power Plant on the Lakeshore with a Pen and Pencil Outline”

“Alliant Energy Logo”

“Your Vote Is Important”

ALLIANT ENERGY CORPORATION

ANNUAL MEETING OF SHAREOWNERS

DATE:	Thursday, May 10, 2007

TIME:	1:00 p.m. (Central Daylight Time)

LOCATION:	Cedar Rapids Marriott 1200 Collins Road N. E. Cedar Rapids, Iowa 52402

SHAREOWNER INFORMATION

Wells Fargo Shareowner Services

161 North Concord Exchange

P. O. Box 64854

St. Paul, MN 55164-0854

1-800-356-5343

www.wellsfargo.com/shareownerservices

Alliant Energy Corporation

4902 North Biltmore Lane

P. O. Box 2568

Madison, WI 53701-2568

Phone: 608-458-3110

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Alliant Energy Corporation Shareowner:

On Thursday, May 10, 2007, Alliant Energy Corporation (the “Company”) will hold its 2007 Annual Meeting of Shareowners at the Cedar Rapids Marriott, 1200 Collins Road, N.E., Cedar Rapids, Iowa. The meeting will begin at 1:00 p.m. (Central Daylight Time).

Only shareowners of record at the close of business on March 20, 2007 may vote at this meeting. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be ensured. At the meeting, the Company’s shareowners will be asked to:

1.	Elect five directors to serve on the Company’s Board of Directors, consisting of one nominee for a term expiring at the 2008 Annual Meeting and four nominees for terms expiring at the 2010 Annual Meeting;

2.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007; and

3.	Attend to any other business properly presented at the meeting.

The Board of Directors of the Company presently knows of no other business to come before the meeting.

If your shares are registered directly with the Company’s Shareowner Direct Plan, the Alliant Energy 401(k) Savings Plan or the IES Employee Stock Ownership Plan, then you may vote those shares by telephone or Internet. Instructions for voting by these convenient methods are shown on the enclosed proxy card. If you prefer, you may sign and date the enclosed proxy card and return it in the postage-paid envelope.

A copy of the Company’s 2006 Annual Report was included in the mailing of this Notice of Annual Meeting and Proxy Statement.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary

Dated, mailed and made available on the

Internet on or about March 29, 2007.

QUESTIONS AND ANSWERS

1. Q:	Why am I receiving these materials?
A:	The Board of Directors of Alliant Energy Corporation (the “Company”) is providing these proxy materials to you in connection with the Company’s Annual Meeting of Shareowners (the “Annual Meeting”), which will take place on Thursday, May 10, 2007. As a shareowner, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

2. Q:	What is Alliant Energy Corporation?
A:	The Company is a public utility holding company whose primary first tier subsidiaries are Interstate Power and Light Company (“IPL”), Wisconsin Power and Light Company (“WPL”), Alliant Energy Resources, Inc. (“Resources”) and Alliant Energy Corporate Services, Inc. (“Corporate Services”).

3. Q:	Who is entitled to vote at the Annual Meeting?
A:	Only shareowners of record at the close of business on March 20, 2007 are entitled to vote at the Annual Meeting. As of the record date, 114,119,297 shares of the Company’s common stock were issued and outstanding. Each shareowner is entitled to one vote for each share of the Company’s common stock held on the record date.

4. Q:	What may I vote on at the Annual Meeting?
A:	You may vote on:

•

The election of five nominees to serve on the Company’s Board of Directors, consisting of one nominee for a term expiring at the 2008 Annual Meeting and four nominees for terms expiring at the 2010 Annual Meeting; and

•	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007.

5. Q:	How does the Board of Directors recommend I vote?
A:	The Board of Directors recommends that you vote your shares FOR each of the listed director nominees; and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007.

6. Q:	How can I vote my shares?
A:	You may vote either in person at the Annual Meeting or by appointing a proxy. If your shares are registered directly with the Company’s Shareowner Direct Plan, the Alliant Energy 401(k) Savings Plan or the IES Employee Stock Ownership Plan, then you have three options to appoint a proxy:

•	By telephone;
•	By Internet; or
•	By mailing the proxy card.

Please refer to the instructions included on your proxy card to vote by proxy. If you hold your shares through a bank, broker or other record holder, then you may vote by the methods your bank or broker make available, in which case the bank or broker will include instructions with this proxy statement. If you vote by the Internet, then you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies. Appointing a proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

7. Q:	How are votes counted?
A:	In voting for the election of directors, you may vote FOR all of the director nominees or you may WITHHOLD your vote with respect to one or more nominees. In voting on the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007, you may vote FOR, AGAINST or you may ABSTAIN. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” all listed director nominees and “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007. If your proxy card is not signed, your votes will not be counted.

8. Q:	Can I change my vote?
A:	You have the right to revoke your proxy at any time before the Annual Meeting by:

•	Providing written notice to the Corporate Secretary of the Company and voting in person at the Annual Meeting; or
•	Appointing a new proxy prior to the start of the Annual Meeting.

Attendance at the Annual Meeting will not cause your previously appointed proxy to be revoked unless you specifically so request in writing.

9. Q:	What shares are included on the proxy card(s)?
A:	Your proxy card(s) covers all of your shares of the Company’s common stock, including any shares held in your account under the Company’s Shareowner Direct Plan and the 401(k) Savings Plan. For present or past employees of IPL, your proxy card includes any shares held in your account under the IES Employee Stock Ownership Plan.

10. Q:	How is the Company’s common stock held for employees in the Alliant Energy Corporation 401(k) Savings Plan voted?
A:	Your shares held in the 401(k) Savings Plan will be included on the proxy card that covers all of your shares of the Company’s common stock. You will not receive a separate proxy card for these shares.

11. Q:	What does it mean if I get more than one proxy card?
A:	If your shares are registered differently and are in more than one account, then you will receive more than one proxy card. Be sure to vote all of your accounts to ensure that all of your shares are voted. The Company encourages you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting Wells Fargo Shareowner Services at the shareowner information number shown at the front of this proxy statement.

12. Q:	Who may attend the Annual Meeting?
A:	All shareowners who owned shares of the Company’s common stock on March 20, 2007 may attend the Annual Meeting. You will be asked to indicate whether you plan to attend the Annual Meeting when voting by telephone or Internet, or you may indicate your intention to attend the Annual Meeting on the enclosed proxy card.

13. Q:	How will voting on any other business be conducted?
A:	The Board of Directors of the Company does not know of any business to be considered at the Annual Meeting other than the election of directors and the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007. If any other business is properly presented at the Annual Meeting, your proxy gives William D. Harvey, the Company’s Chairman, President and Chief Executive Officer, and F. J. Buri, the Company’s Corporate Secretary, authority to vote on such matters at their discretion.

14. Q:	Where and when will I be able to find the results of the voting?
A:	The results of the voting will be announced at the Annual Meeting. You may also call the Company at the information number shown at the Notice of Annual Meeting for the results. The Company will also publish the final results in its Quarterly Report on Form 10-Q for the second quarter of 2007 to be filed with the Securities and Exchange Commission (“SEC”).

15. Q:	Are the Company’s 2006 Annual Report and these proxy materials available on the Internet?
A:	Yes. You can access the Company’s Web site at www.alliantenergy.com to view the 2006 Annual Report and these proxy materials.

16. Q:	How can I access future proxy materials and annual reports on the Internet?
A:	The Company is offering you the opportunity to consent to access its future notices of shareowner meetings, proxy materials and annual reports electronically through the Company’s Web site.

If you are a shareowner of record, you can consent to access these materials electronically to allow the Company to save the cost of producing and mailing these materials by marking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. If you consent to access these materials over the Internet, then you will receive a proxy card in the mail next year with instructions containing the Internet address to access those materials. However, you will not receive those proxy materials and the annual report by mail. Your consent will remain in effect unless it is revoked by writing to Wells Fargo Shareowner Services at the shareowner information address shown at the front of this proxy statement.

If you hold your stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you consent to electronic access, then you will be responsible for your usual Internet-related charges (e.g., on-line fees and telephone charges) in connection with electronic viewing and printing of proxy materials and annual reports. The Company will continue to distribute printed materials to shareowners who do not consent to access these materials electronically.

17. Q:	When are shareowner proposals for the 2008 Annual Meeting due?
A:	All shareowner proposals to be considered for inclusion in the Company’s proxy statement for the 2008 Annual Meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”), must be received at the principal office of the Company by Nov. 30, 2007.

In addition, any shareowner who intends to present a proposal at the 2008 Annual Meeting must comply with the requirements set forth in the Company’s Bylaws. The Company’s Bylaws state, among other things, that to bring business before an annual meeting, a shareowner must give written notice that complies with the Bylaws to the Corporate Secretary of the Company not later than 45 days in advance of the first annual anniversary of the date the Company first mailed its proxy statement to shareowners for the prior year’s annual meeting. Accordingly, the Company must receive notice of a shareowner’s proposal submitted other than pursuant to Rule 14a-8 no later than Feb. 13, 2008. If the notice is received after Feb. 13, 2008, then the notice will be considered untimely and the Company is not required to present such proposal at the 2008 Annual Meeting. If the Board of Directors chooses to present a proposal submitted other than pursuant to Rule 14a-8 at the 2008 Annual Meeting, then the persons named in the proxies solicited by the Board of Directors for the 2008 Annual Meeting may exercise discretionary voting power with respect to such proposal.

18. Q:	Who is the independent registered public accounting firm of the Company and how is it appointed?
A:	Deloitte & Touche LLP audited the financial statements of the Company for the year ended Dec. 31, 2006. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions. The Audit Committee of the Board of Directors has appointed, and is recommending for ratification by shareowners its appointment of, Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending Dec. 31, 2007.

19. Q:	Who will bear the cost of soliciting proxies for the Annual Meeting and how will these proxies be solicited?
A:	The Company will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by the Company’s officers and employees who will not receive any additional compensation for these solicitation activities. The Company will pay banks, brokers, nominees and other fiduciaries reasonable charges and expenses incurred in forwarding the proxy materials to their principals. The Company has retained Georgeson, Inc. to aid in the solicitation at an estimated cost of $7,500 plus reimbursable out-of-pocket expenses.

20. Q:	If more than one shareowner lives in my household, how can I obtain an extra copy of the Company’s 2006 Annual Report and proxy statement?
A:	Pursuant to the rules of the SEC, services that deliver the Company’s communications to shareowners that hold their stock through a bank, broker or other holder of record may deliver to multiple shareowners sharing the same address a single copy of the Company’s 2006 Annual Report and proxy statement. Upon written or oral request, the Company will mail a copy of the 2006 Annual Report and proxy statement to any shareowner at a shared address to which a single copy of the document was previously delivered. You may notify the Company of your request by calling or writing the Company, as the case may be, at the information address or number shown on the Notice of Annual Meeting.

ELECTION OF DIRECTORS

At the Annual Meeting, one director will be elected for a term expiring in 2008 and four directors will be elected for terms expiring in 2010. The nominees for election as recommended by the Nominating and Governance Committee and selected by the Board of Directors are James A. Leach, for a term expiring in 2008; and Michael L. Bennett, Darryl B. Hazel, David A. Perdue and Judith D. Pyle for terms expiring in 2010. With the exception of James A. Leach, each of the nominees is currently serving as a director of the Company. Each person elected as a director will serve until the Annual Meeting of Shareowners of the Company in 2008 or 2010, as applicable, or until his or her successor has been duly qualified and elected. Anthony R. Weiler will be retiring as a director at the Annual Meeting.

Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting will have no effect on the election of directors. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are unable to serve, or for good reason will not serve, a contingency not now anticipated.

Brief biographies of the director nominees and continuing directors follow. These biographies include their ages (as of Dec. 31, 2006), an account of their business experience and the names of publicly held and certain other corporations of which they are also directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.

NOMINEES

JAMES A. LEACH Age 64	Nominated Term expires in 2008
Former Congressman Leach has served as the John L. Weinberg Professor of Public and International Policy at the Woodrow Wilson School of Princeton University in Princeton, N.J. since 2007. Congressman Leach served as a member of the United States House of Representatives from the State of Iowa during the period of 1977 through 2006. He serves on the Board of Directors of United Fire and Casualty Company. Congressman Leach was originally identified as a nominee in 2006 by the Nominating and Governance Committee during the Committee’s search for an appropriate director candidate. If elected by our shareowners at the Annual Meeting, then the Company expects that he will also be elected by AEC in its capacity as sole shareowner to serve as a director on the Boards of Directors of IPL, WPL and Resources commencing in 2007.

DARRYL B. HAZEL Age 58	Director since 2006 Nominated Term expires in 2010
Mr. Hazel has served as President of the Customer Service Division and Senior Vice President of Ford Motor Company, an automobile manufacturer, since March 2006. He previously served as President of Marketing of Ford Motor Company from September 2005 to March 2006; President of the Ford Division from April 2005 to September 2005; President of the Lincoln Mercury Division from August 2002 to April 2005; and General Manager of the Ford Customer Service Division from December 2001 to July 2002. Mr. Hazel was appointed a Director of the Company, IPL, WPL and Resources in September 2006. He was originally recommended as a nominee in 2006 by a third-party search firm acting on behalf of the Nominating and Governance Committee.

MICHAEL L. BENNETT Age 53	Director since 2003 Nominated Term expires in 2010
Mr. Bennett has served as President and Chief Executive Officer of Terra Industries Inc., an international producer of nitrogen products and methanol ingredients headquartered in Sioux City, Iowa, since April 2001. He also serves as Chairman of the Board for Terra Nitrogen GP Inc., a subsidiary of Terra Industries Inc. Mr. Bennett has served as a Director of IPL, WPL and Resources since 2003. Mr. Bennett is Chairperson of the Audit Committee.

DAVID A. PERDUE Age 57	Director since 2001 Nominated Term expires in 2010
Mr. Perdue is Chairman of the Board and Chief Executive Officer of Dollar General Corporation, a retail organization headquartered in Goodlettsville, Tenn. He was named Chief Executive Officer and a Director in April 2003 and elected Chairman of the Board in June 2003. From July 2002 to March 2003, he was Chairman and Chief Executive Officer of Pillowtex Corporation, a textile manufacturing company located in Kannapolis, N.C. From 1998 to 2002, he was employed by Reebok International Limited, where he served as President of the Reebok Brand from 2000 to 2002. Mr. Perdue has served as a Director of IPL (or predecessor companies), WPL and Resources since 2001.

JUDITH D. PYLE Age 63	Director since 1992 Nominated Term expires in 2010
Ms. Pyle is President of Judith Dion Pyle and Associates, a financial services company located in Middleton, Wis. Prior to assuming her current position in 2003, she served as Vice Chair of The Pyle Group, a financial services company located in Madison, Wis. She previously served as Vice Chair and Senior Vice President of Corporate Marketing of Rayovac Corporation, a battery and lighting products manufacturer located in Madison, Wis. In addition, Ms. Pyle is a Director of Uniek, Inc. Ms. Pyle has served as a Director of WPL since 1994, of Resources since 1992 and of IPL (or predecessor companies) since 1998.

The Board of Directors unanimously recommends a vote FOR all nominees for election as directors.

CONTINUING DIRECTORS

WILLIAM D. HARVEY Age 57	Director since 2005 Term expires in 2008
Mr. Harvey has served as Chairman of the Board of the Company, IPL, WPL and Resources since February 2006. He has served as President and Chief Executive Officer of the Company and as the Chief Executive Officer of IPL, WPL and Resources since July 2005 and as President of Resources since January 2005. He previously served as President and Chief Operating Officer of the Company and Chief Operating Officer of IPL, WPL and Resources since January 2004 and as Executive Vice President – Generation for the Company, IPL and Resources and President of WPL from 1998 to January 2004.

SINGLETON B. MCALLISTER Age 54	Director since 2001 Term expires in 2008
Ms. McAllister has been a partner in the Washington D. C. law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P. C. since July 2005. She previously served as the Corporate Diversity Counsel practice group chair and in the public law and policy strategies group of the Washington, D.C. law firm office of Sonnenschein, Nath & Rosenthal, LLP from 2003 to July 2005. She was previously a partner at Patton Boggs LLP, a Washington, D.C. law firm, from 2001 to 2003. She serves on the Board of Directors of United Rentals, Inc. Ms. McAllister has served as a Director of IPL (or predecessor companies), WPL and Resources since 2001. Ms. McAllister is Chairperson of the Compensation and Personnel Committee.

ANN K. NEWHALL Age 55	Director since 2003 Term expires in 2009
Ms. Newhall is Executive Vice President, Chief Operating Officer, Secretary and a Director of Rural Cellular Corporation, a cellular communications corporation located in Alexandria, Minn. She has served as Executive Vice President and Chief Operating Officer since August 2000, as Secretary since February 2000 and as a Director since August 1999. Ms. Newhall has served as a Director of IPL, WPL and Resources since 2003.

DEAN C. OESTREICH Age 54	Director since 2005 Term expires in 2009
Mr. Oestreich has served as President of Pioneer Hi-Bred International, Inc., a developer and supplier of advanced plant genetics, and a wholly-owned subsidiary of DuPont Corporation, located in Johnston, Iowa, since 2004. He previously served as Vice President and Business Director of North America from 2002 to 2004, Vice President and Director of Supply Management from 2001 to 2002 and Vice President and Director for Africa, Middle East, Asia and Pacific from 1999-2001. Mr. Oestreich has served as a Director of IPL, WPL and Resources since 2005. Mr. Oestreich is Chairperson of the Environmental, Nuclear, Health and Safety Committee.

CAROL P. SANDERS Age 39	Director since 2005 Term expires in 2009
Ms. Sanders has served as Chief Financial Officer and Corporate Secretary of Jewelers Mutual Insurance Company of Neenah, Wis., a nationwide insurer that specializes in protecting jewelers and personal jewelry, since 2004. She previously served as Controller and Assistant Treasurer of Sentry Insurance located in Stevens Point, Wis. from 2001 to 2004. From 1999 to 2001, she served as Vice President and Treasurer of American Medical Security, Inc. located in Green Bay, Wis. Ms. Sanders has served as a Director of IPL, WPL and Resources since 2005.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors has standing Audit; Compensation and Personnel; Nominating and Governance; Environmental, Nuclear, Health and Safety; Capital Approval; and Executive Committees. The Board of Directors has adopted formal written charters for each of the Audit, Compensation and Personnel, and Nominating and Governance Committees, which are available, free of charge, on our Web site at www.alliantenergy.com/investors under the “Corporate Governance” caption or in print to any shareowner who requests them from our Corporate Secretary. The following is a description of each of these committees:

Audit Committee

The Audit Committee held ten meetings in 2006. The Committee currently consists of M. L. Bennett (Chair), D. B. Hazel, A. K. Newhall, D. A. Perdue and C. P. Sanders. Each of the members of the Committee is independent as defined by the New York Stock Exchange (“NYSE”) listing standards and SEC rules. The Board of Directors has determined that Mr. Bennett and three additional Audit Committee members qualify as “audit committee financial experts” as defined by SEC rules. The Audit Committee is responsible for assisting Board oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; and (4) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee is also directly responsible for the appointment, retention, termination, compensation and oversight of our independent registered public accounting firm.

Compensation and Personnel Committee

The Compensation and Personnel Committee held five meetings in 2006. The Committee currently consists of S. B. McAllister (Chair), M. L. Bennett, D. B. Hazel and D. C. Oestreich. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. This Committee reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates the Chief Executive Officer’s performance and determines and approves as a committee, or together with the other independent directors, the Chief Executive Officer’s compensation level based on the evaluation of the Chief Executive Officer’s performance. In addition, the Committee has responsibilities with respect to our executive compensation and incentive programs and management development programs. To support the Committee in carrying out its mission, the Committee has the authority to engage the services of outside advisors, experts and others to assist the Committee with the expense of such outside consultants provided for by us. The Committee engages Towers Perrin as an outside compensation consultant to serve as an advisor in evaluating the compensation of our Chief Executive Officer, other named executive officers and our outside non-management directors. The Committee retains the authority to terminate the services of the outside compensation consultant. During 2006 and previously, Towers Perrin also served as the compensation consultant providing the Committee with executive management benchmarking and competitive compensation market reviews for the Chief Executive Officer and other named executive officer total compensation. Towers Perrin also assists the Committee in the design of short and long term incentive programs, and executive retirement programs as well as assisting management with the implementation of these programs. Towers Perrin’s services for management purposes are recommended and approved by the Chief Executive Officer, Vice President of Shared Services, Chief Human Resources Officer, and/or the Director of Executive, Board and Total Compensation. In the capacity as a consultant to management, Towers Perrin provides competitive market data and business and technical insight, but does not recommend pay program and pay level changes.

A more complete description of the Committee’s practices, including the scope and authority of the Committee, the extent to which the Committee may delegate its authority, and the role of any executive officers in determining or recommending the amount of executive compensation, can be found in the Compensation Discussion and Analysis section of this Proxy Statement.

Nominating and Governance Committee

The Nominating and Governance Committee held four meetings in 2006. The Committee currently consists of A. R. Weiler (Chair), A. K. Newhall, D. A. Perdue and J. D. Pyle. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. This Committee’s responsibilities are to: (1) identify individuals qualified to become Board members, consistent with the criteria approved by the Board, and to recommend nominees for directorships to be filled by the Board or shareowners; (2) identify and recommend Board members qualified to serve on Board committees; (3) develop and recommend to the Board a set of corporate governance principles; (4) oversee the evaluation of the Board and our management; (5) oversee our related person transaction policy; and (6) advise the Board with respect to other matters relating to our corporate governance.

In making recommendations of nominees to serve as directors to the Board of Directors, the Nominating and Governance Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. However, the Committee believes that, to be recommended as a director nominee, each candidate must:

•	display the highest personal and professional ethics, integrity and values;

•	have the ability to exercise sound business judgment;

•

be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest;

•	have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience;

•	be independent of any particular constituency, be able to represent all of our shareowners and be committed to enhancing long-term shareowner value; and

•	have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of our business.

The Committee also believes the following qualities or skills are necessary for one or more directors to possess:

•	At least one director should have the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by the applicable rules of the SEC.

•

Directors generally should be active or former senior executive officers of public companies or leaders of major and/or complex organizations, including commercial, governmental, educational and other non-profit institutions.

•	Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting age, gender, race and political experience.

The Nominating and Governance Committee will consider nominees recommended by shareowners in accordance with our Nominating and Governance Committee Charter and the Corporate Governance Principles. Any shareowner wishing to make a recommendation should write to our Corporate Secretary and include appropriate biographical information concerning each proposed nominee. The Corporate Secretary will forward all recommendations to the Committee. Our Bylaws also set forth certain requirements for shareowners wishing to nominate director candidates directly for consideration by shareowners. These provisions require such nominations to be made pursuant to timely notice (as specified in the Bylaws) in writing to our Corporate Secretary.

We and the Committee maintain a file of recommended potential director nominees, which is reviewed at the time a search for a new director needs to be performed. To assist the Committee in its identification of qualified director candidates, the Committee may engage an outside search firm.

Environmental, Nuclear, Health and Safety Committee

The Environmental, Nuclear, Health and Safety Committee held three meetings in 2006. The Committee currently consists of D. C. Oestreich (Chair), S. B. McAllister, J. D. Pyle, C. P. Sanders and A. R. Weiler. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. The Committee’s responsibilities are to review environmental policy and planning issues of interest to us, including matters involving our company before environmental regulatory agencies and compliance with air, water and waste regulations. The Committee also reviews health and safety- related policies, activities and operational issues as they affect employees, customers and the general public. In addition, the Committee reviews issues related to nuclear generating facilities from which our utility subsidiaries purchase power.

Capital Approval Committee

The Capital Approval Committee held no meetings in 2006. The Committee currently consists of M. L. Bennett, A. K. Newhall and D. A. Perdue. Mr. Harvey is the Chair and a non-voting member of this Committee. The purpose of this

Committee is to evaluate certain investment proposals where (1) an iterative bidding process is required, and/or (2) the required timelines for a proposal would not permit the proposal to be brought before a regular meeting of the Board of Directors and/or a special meeting of the full Board of Directors is not practical or merited.

Executive Committee

The Executive Committee held no meetings in 2006. The Committee currently consists of M. L. Bennett, S. B. McAllister, D. C. Oestreich and A. R. Weiler. Mr. Harvey is the Chair and a non-voting member of this Committee. The purpose of this Committee is to possess all the powers and authorities of the Board of Directors when the Board is not in session, except for the powers and authorities excluded for such a Committee under the Wisconsin Business Corporation Law.

Attendance and Performance Evaluations

The Board of Directors held nine meetings during 2006. Each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which he or she served, except for Ms. Pyle, who attended 69% due to health related issues.

The Board and each Board committee conduct performance evaluations annually to determine their effectiveness and suggest improvements for consideration and implementation. In addition, the Compensation and Personnel Committee evaluates Mr. Harvey’s performance as Chief Executive Officer on an annual basis.

Board members are expected to attend our annual meetings of shareowners. All Board members were present for our 2006 Annual Meeting.

CORPORATE GOVERNANCE

Corporate Governance Principles

The Board of Directors has adopted Corporate Governance Principles that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The Corporate Governance Principles are available, free of charge, on our Web site at www.alliantenergy.com/investors under the “Corporate Governance” caption or in print to any shareowner who requests them from our Corporate Secretary.

The Board of Directors has adopted certain categorical standards of independence to assist it in making determinations of director independence under the NYSE listing standards. Under these categorical standards, the following relationships that currently exist or that have existed, including during the preceding three years, will not be considered to be material relationships that would impair a director’s independence:

•	A family member of the director is or was an employee (other than an executive officer) of ours.

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A director, or a family member of the director, receives or received less than $100,000 during any twelve-month period in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with us).

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A director, or a family member of the director, is a former partner or employee of our internal or external auditor but did not personally work on our audit within the last three years; or a family member of a director is employed by an internal or external auditor of ours but does not participate in such auditor’s audit, assurance or tax compliance practice.

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A director, or a family member of the director, is or was employed other than as an executive officer of another company where any of our present executives serve on that company’s compensation committee.

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A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, another company, that makes payments (other than contributions to tax exempt organizations) to, or receives payments from, us for property or services in an amount which, in any of the last three fiscal years, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues.

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A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with a tax exempt organization to which our discretionary charitable contributions in any single fiscal year do not exceed the greater of $1 million or 2% of such organization’s consolidated gross revenues.

In addition, any relationship that a director (or an “immediate family member” of the director) previously had that constituted an automatic bar to independence under NYSE listing standards will not be considered to be a material relationship that would impair a director’s independence three years after the end of such relationship in accordance with NYSE listing standards.

The Board of Directors also gave consideration to certain other factors in relation to an independence determination. Messrs. Bennett, Hazel, Oestreich and Perdue and Ms. Pyle serve as executive officers and/or directors of companies that are customers of our public utility subsidiaries. These customer relationships do not constitute a material relationship under the standards cited above or the SEC rules governing related person transactions. Mr. Leach is a shareowner in an electrical supply company which has not done any business with the Company’s utility subsidiaries in a substantial number of years. However, each of these circumstances was evaluated under the applicable SEC rules and, in the case of Mr. Leach, the Federal Energy Regulatory Commission regulations. The Board determined that these factors did not impair the independence of these directors.

Based on these standards and this evaluation, the Board of Directors has affirmatively determined by resolution that each of Messrs. Bennett, Hazel, Oestreich, Perdue, Weiler and Leach and Mses. McAllister, Newhall, Pyle and Sanders has no material relationship with us and, therefore, is independent in accordance with the NYSE listing standards. The Board of Directors will regularly review the continuing independence of the directors.

The Corporate Governance Principles provide that at least 75% of the members of the Board of Directors must be independent directors under the NYSE listing standards. The Audit, Compensation and Personnel, and Nominating and Governance Committees must consist of all independent directors.

Related Person Transactions

We have adopted a written policy that we will annually disclose information regarding related person transactions that is required by regulations of the SEC to be disclosed, or incorporated by reference, in the Company’s Annual Report on Form 10-K. For purposes of the policy:

The term related person means any of our directors or executive officers, or nominee for director, and any member of the “immediate family” of such person.

A related person transaction is generally a consummated or currently proposed transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which the related person had or will have a direct or indirect material interest. A related person transaction does not include:

•	the payment of compensation by us to our executive officers, directors or nominee for director;

•	a transaction if the interest of the related person arises solely from the ownership of our shares and all shareowners receive the same benefit on a pro-rata basis;

•

a transaction in which the rates or charges involved are determined by competitive bids, or that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed and conformity with law or governmental authority;

•	a transaction that involves our services as a bank, transfer agent, registrar, trustee under a trust indenture, or similar services.

Furthermore, a related person is not deemed to have a material interest in a transaction if the person’s interest arises only (i) from the person’s position as a director of another party to the transaction; (ii) from the ownership by such person and all other related persons, in the aggregate, of less than a 10% equity interest in another person (other than a partnership ) that is a party to the transaction; (iii) from such person’s position as a limited partner in a partnership and all other related persons have an interest of less than 10% of and the person is not a general partner of or hold another position in, the partnership; and (iv) from both such director position and ownership interest. Pursuant to the policy, each of our executive officers, directors and nominees for director is required to disclose to the Nominating and Governance Committee of the Board of Directors certain information regarding the related person transaction for review, approval or ratification by the Nominating and Governance Committee. Such disclosure to the Nominating and Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction.

The Nominating and Governance Committee’s decision whether or not to approve or ratify the related person transaction should be made in light of the Nominating and Governance Committee’s determination as to whether consummation of the transaction is believed by the Committee to not be, or to have been contrary to, the best interests of our company. The Nominating and Governance Committee may take into account the effect of a director’s related person transaction on such person’s status as an independent member of our board of directors and eligibility to serve on board committees under SEC and NYSE rules.

Based on these standards, none of our directors engaged in a related person transaction in 2006 or has a related person transaction currently proposed.

Lead Independent Director; Executive Sessions

The Corporate Governance Principles provide that the chairperson of the Nominating and Governance Committee will be the designated “Lead Independent Director” and will preside as the chair at meetings or executive sessions of the independent directors. As the Chairperson of the Nominating and Governance Committee, Mr. Weiler is currently designated as the Lead Independent Director. Because Mr. Weiler will retire as a Director at the 2007 Annual Meeting, Mr. Bennett is expected to be appointed as the chairperson of the Nominating and Governance Committee and, therefore, assume the role of Lead Independent Director. At every regular in-person meeting of the Board of Directors, the independent directors meet in executive session with no member of our management present.

Communication with Directors

Shareowners and other interested parties may communicate with the full Board, non-management directors as a group or individual directors, including the Lead Independent Director, by providing such communication in writing to our Corporate Secretary, who will post such communications directly to the Company’s Board of Directors’ Web site.

Ethical and Legal Compliance Policy

We have adopted a Code of Conduct that applies to all employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as our Board of Directors. We make our Code of Conduct available, free of charge, on our Web site at www.alliantenergy.com/investors under the “Corporate Governance” caption or in print to any shareowner who requests it from our Corporate Secretary. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding amendments to, or waivers from, the Code of Conduct by posting such information on our Web site.

OWNERSHIP OF VOTING SECURITIES

Listed in the following table are the number of shares of our common stock beneficially owned as of Feb. 28, 2007 by (1) the executive officers listed in the Summary Compensation Table, (2) all of our director nominees and directors and (3) all director nominees, directors and the executive officers as of Dec. 31, 2006 as a group. The directors and executive officers as a group owned less than 1% of the outstanding shares of common stock on that date. No individual director or officer owned more than 1% of the outstanding shares of common stock on that date.

NAME OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED(1)
Executive Officers(2)
Thomas L. Aller	127,499	(3)
Erroll B. Davis, Jr.	112,019	(3)(4)
Dundeana K. Doyle	19,888
Eliot G. Protsch	153,669	(3)
Barbara J. Swan	51,992	(3)

Director Nominees
Michael L. Bennett	6,156	(3)
Darryl B. Hazel	2,075	(3)(6)
James A. Leach	-0-
David A. Perdue	10,326	(3)
Judith D. Pyle	15,046

Directors
William D. Harvey	235,866	(3)
Singleton B. McAllister	9,611	(3)
Ann K. Newhall	12,633	(3)
Dean C. Oestreich	8,712	(3)
Carol P. Sanders	2,998	(3)
Anthony R. Weiler	21,852	(3)(5)

All Executive Officers and Directors as a Group
18 people, excluding Mr. Davis	719,229	(3)

(1)	Total shares of Company common stock outstanding as of Feb. 28, 2007 were 115,764,589.

(2)	Stock ownership of Mr. Harvey is shown with the directors.

(3)

Included in the beneficially owned shares shown are indirect ownership interests with shared voting and investment powers: Mr. Harvey — 3,027 and Mr. Aller — 1,000; shares of common stock held in deferred compensation plans: Mr. Bennett — 5,734, Mr. Harvey — 39,848, Mr. Hazel – 1,947, Ms. McAllister — 6,451, Ms. Newhall — 11,313, Mr. Oestreich — 7,712, Mr. Perdue — 10,326, Ms. Sanders—2,898, Mr. Weiler — 10,671, Mr. Protsch — 37,744, Mr. Aller — 7,172, Ms. Doyle – 6,944, Ms. Swan – 23,628 and Mr. Davis – 54,359 (all executive officers and directors as a group — 235,807); and stock options exercisable on or within 60 days of Feb. 28, 2007: Mr. Harvey — 70,956, Mr. Protsch — 47,602 and Mr. Aller — 106,384 (all executive officers and directors as a group — 230,264).

(4)	Mr. Davis retired from the Company effective Feb. 1, 2006.

(5)	Mr. Weiler will retire as a director at the 2007 Annual Meeting.

(6)	Mr. Hazel has pledged 100 shares in a margin account.

The following table sets forth information, as of Dec. 31, 2006, regarding beneficial ownership by the only persons known to us to own more than 5% of our common stock. The beneficial ownership set forth below has been reported on Schedule 13G filings with the SEC by the beneficial owners.

Amount and Nature of Beneficial Ownership

	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class
Barclays Global Investors, N. A. (and certain affiliates) 45 Fremont Street San Francisco, CA 94105	10,614,669	0	12,114,020	0	12,114,020	10.44%

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Programs:

We are committed to implementing a total compensation program for executive officers that:

•	furthers our strategic plan,

•	focuses and aligns executives’ and employees’ interests with those of our company, our shareowners and our customers,

•	is competitive with comparable employers to help ensure we attract and retain talented employees, and

•	is equitable among executives.

We believe these objectives will attract, retain and motivate a highly proficient workforce that will work in the interests of our shareowners and customers.

We adhere to the following compensation principles, which are intended to facilitate the achievement of our business strategies:

•	Executive officer compensation (and in particular, long-term incentive compensation) should be closely and strongly aligned with the long-term interests of our shareowners and customers.

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Total compensation should enhance our ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executive officers, upon whom, in large part, our successful operation and management depends.

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Base salary levels should be targeted at a competitive market range of base salaries paid to executive officers of comparable companies. Specifically, we target the median (50th percentile) of base salaries paid by comparable companies.

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Incentive compensation programs should strengthen the relationship between pay and performance by emphasizing variable at-risk compensation based on meeting predetermined company, subsidiary, business unit and individual performance goals. We target incentive levels at the median (50th percentile) of incentive compensation at comparable companies.

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Executive officers should have access to retirement-oriented plans commonly in use among comparable companies, including deferred compensation plans, pension plans, supplemental retirement programs and 401(k) plans.

•	Executive officers should have significant holdings of our common stock to align their interests with the interests of our shareowners.

Benchmarking

We utilize compensation data from comparable companies to assess our competitiveness in base salary and incentive compensation for all officer level positions and target the value of each component of compensation to the median level of comparable companies. The companies that we use for comparison consist of companies of similar revenue size as ours both in the energy and utility industry as well as in general industry. We believe compensation programs at these comparable companies should serve as a benchmark for what constitutes competitive compensation. The comparable companies in the energy and utility industry that we used for benchmarking in 2006 were drawn from Towers Perrin’s 2006 Energy Services Industry Executive Compensation Database, a survey of approximately 100 companies that includes compensation data from nearly all U.S. utilities. The general industry data were obtained from Towers Perrin’s 2006 Executive Compensation Database, a survey of over 820 companies. The data from both databases were adjusted to reflect how the data compare to companies of similar revenue size using regression analysis.

Compensation Consultant

To assist in establishing our compensation program, our Compensation and Personnel Committee of our Board of Directors, which we refer to as the Committee, engages the services of Towers Perrin as the Committee’s outside compensation consultant. Towers Perrin provides assistance and serves as an advisor in evaluating the compensation of our non-management directors, the chief executive officer and the other executive officers; provides market information and trends regarding executive compensation programs; provides benchmarking and competitive market reviews of our executive officer total compensation; assists with the design of our short-and long-term incentive programs and executive retirement programs; and provides technical considerations and actuarial services. We provide for the appropriate funding, as determined by the Committee, for payment of fees and out of pocket expenses to Towers Perrin. The Committee retains the authority to retain and terminate the outside compensation consultant.

Roles of Executives in Establishing Compensation

The Committee reviews and approves all elements of our executive compensation programs. Our chief executive officer provides input to the Committee in the assessment, design and recommendation of executive compensation programs, plans and awards. Annually, the chief executive officer reviews with the Committee market data provided by Towers Perrin to help verify survey job information adequately captures officers’ duties. Based on that data, the chief executive officer recommends to the Committee base salary adjustments and short-and long-term incentive targets in relation to external market data while also considering internal equity considerations and executive officers’ individual performance. The chief executive officer provides recommendations to the Committee for total annual compensation of executive officers. The chief executive officer does not, however, make any recommendation to the Committee regarding his own compensation. Further, the chief executive officer and other executive officers assess the performance of those executive officers reporting to them. The chief executive officer is invited to attend all Committee meetings to provide an update of progress made towards achievement of annual performance goals and to provide management’s views on compensation program design features and components.

Compensation Elements and Design

The major elements of the executive compensation program are base salary, short-term (annual) incentives, long-term (equity) incentives and other benefits. In setting the level for each major component of compensation, we consider an executive officer’s total compensation (which consists of all elements of compensation including employee benefit and perquisite programs), the current market for talent, our historic levels of compensation, company culture, individual and company performance, and internal equity. We aim to strike an appropriate balance among base salary, short-term incentive compensation and long-term incentive compensation. Our goal is to provide an overall compensation package for each executive officer that is competitive with the packages offered to similarly situated executive officers at comparable companies. Total direct compensation of our executive officers includes a pay mix between base salary and incentive pay (both short-term and long-term) that is weighted such that targeted incentive pay accounts for 50-75% of total direct compensation.

Base Salary

We pay base salaries to assure management with a level of fixed compensation at competitive levels to reflect their professional skills, responsibilities and performance to attract and retain key executives. We adjust base salaries taking into consideration both changes in the market and performance against job expectations. Base salaries represent 15-50% of our executive officers’ total direct compensation.

The Committee generally seeks to set base salaries for all executive officers at approximately the 50th percentile of salaries for similar positions at comparable companies. The Committee will also consider the nature of the position, the responsibilities, skills and experience of the officer, and his or her performance. Adjustments may be made in base salaries to keep current with comparable companies, to recognize outstanding individual performance or to recognize an increase in responsibility.

For 2006, aggregate base salaries for our executive officers were slightly below the median of similarly situated executives at comparable companies. Our below market positioning was due in part to fairly recent promotions of several executives including Mr. Harvey into the president and chief executive officer role in July 2005. The Committee set his base salary at that time at $700,000, below the median base salary for chief executive officers at comparable companies, in recognition of his recent promotion. When he became Chairman of the Board of Directors in February 2006, the Committee raised Mr. Harvey’s base salary to $750,000 in recognition of his additional responsibilities as Chairman. The Committee set his base salary at $810,000 for 2007.

The Committee adjusted base salaries in 2006 for our other named executive officers as reported in the Summary Compensation Table below based upon the review of market information on salaries of comparable companies. Mr. Protsch’s base salary was increased from $450,000 to $455,000. Ms. Swan’s base salary was increased from $315,000 to $345,000. Mr. Aller’s base salary was increased from $245,000 to $250,000. Ms. Doyle’s base salary was increased from $210,000 to $225,000. Each of the executive officers base salary increases were set to target their salaries to the median of similarly situated executive officers at comparable companies with the exception of Mr. Harvey, whose salary was below median as discussed above.

Short-Term Incentives

Our executive officers, including our named executive officers, are eligible to participate in the Management Incentive Compensation Plan, or MICP, which is our short-term (annual) incentive plan. The MICP provides executive officers with direct financial incentives in the form of annual cash bonuses tied to the achievement of company financial and strategic goals and individual performance goals. The MICP encourages executive officers to achieve superior annual performance on key financial, strategic and operational goals. By setting annual goals, the Committee endeavors to drive annual performance and align the interests of management with the interests of our shareowners and customers. Our target MICP compensation represents 20-25% of our executive officers’ total direct compensation. This pay mix aligns with our desire to emphasize variable at-risk compensation based on meeting predetermined company, subsidiary, business unit and individual performance goals.

The Committee seeks to set MICP payment levels at the median short-term incentive payments, measured as a percentage of base salary, for comparable positions at comparable companies. MICP targets in 2006 ranged from 90% of base salary for Mr. Harvey to 35% of base salary for other executive officers, with a maximum possible individual payout for all executive officers of two times the target percentage. The 2006 MICP targets were slightly below market due to Mr. Harvey’s recent promotion to chief executive officer. MICP targets represent the percentage of base salary that would be paid to the executive if the targeted company-wide performance goals were met and the targeted individual performance goals were met.

The Committee establishes threshold company-wide goals, which determine the funding level of an incentive pool. Earnings per share from continuing operations of our utilities determines the funding level of 85% of the incentive pool. For 2006, the threshold utility earnings per share was $2.15, the midpoint of our utility earnings per share guidance provided at the beginning of 2006. The utility earnings per share from continuing operations in 2006 was $2.21. If the earnings per share threshold is not met, then no incentives are paid under the MICP. If the earnings per share threshold is met, then the MICP is funded at a level determined by multiplying the corporate score, which is based on how well we did compared to our earnings per share threshold as well as whether we met our cash flow target, by the total aggregate target bonus amounts up to an established maximum funding amount. Cash flow from our utilities and our services company subsidiary, Alliant Energy Corporate Services, Inc., determines funding for 15% of the incentive pool. The cash flow target for 2006 was $450 million and the level of cash flow achieved was $427 million. If the cash flow target is not met, the Committee is not required to fund the 15% of the incentive pool represented by cash flow. The minimum funding level is 20% of the incentive pool target and the maximum funding level is 150%.

The Committee may exercise its discretion and waive the earnings per share threshold or cash flow target if they are not met. For 2006, the Committee exercised its discretion and waived the cash flow performance measure for 2006 and funded the MICP at 150% of target. The only reason the cash flow performance measure was not attained in 2006 was because in December 2006, management used available cash to make discretionary pension plan contributions, which would have been required in 2007 through 2009. As a result of the discretionary pension plan contributions, the cash flow performance measure was not met and, without the waiver, the MICP would have been funded at 127.5%. The Committee granted this waiver in recognition of the discretionary pension plan contributions being voluntary and a good use of the cash held by us. As a result of the waiver, named executive officers received a larger MICP payment than they would have without the waiver. The differences between the MICP payments as a result of the waiver and what the MICP payments would have been without the waiver were: for Mr. Harvey, $151,875; for Mr. Protsch, $65,213; for Ms. Swan, $36,872; for Mr. Aller, $23,625; and for Ms. Doyle, $17,719.

Individual performance goals are reviewed and established by the Committee to assist in the determination of individual awards under the MICP. The Committee is presented with significant corporate goals for evaluation in conjunction with the establishment of individual performance goals for the chief executive officer and the other named executive officers. The chief executive officer provides recommendations to the Committee in reference to the applicable performance goals that should be implemented for each of the named executive officers depending on the strategic and functional responsibility of these officers. The chief executive officer is afforded discretion on the implementation of the performance goals for the other executive officers to keep continuity between the goals of the chief executive officer and those of the other executive officers. The goals are weighted. Individual performance goals are designed to be achievable but substantially challenging.

Mr. Harvey’s performance goals for 2006 specifically included financial goals of earnings per share from utility continuing operations of $2.15, earning a targeted return on equity at each utility and achieving cash flow of $450 million. In addition, Mr. Harvey’s goals included asset sale execution goals consistent with our strategic plan. These financial goals were weighted at 70%. Corporate well-being goals included achieving safety, employee engagement and diversity goals, weighted at 30%. The Committee determined that Mr. Harvey met his goals at a level of 100%.

Mr. Protsch’s goals for 2006 included the same financial goals as Mr. Harvey. In addition, Mr. Protsch had financial goals related to the performance of business units under his control. These financial goals were weighted at 70%. Mr. Protsch also had internal performance goals for the finance divisions he oversees, weighted at 15% in addition to corporate well-being goals weighted at 15%. Mr. Protsch achieved his goals at 98%.

Ms. Swan’s financial goals for 2006 included completion of asset divestitures consistent with our strategic plan, achieving a targeted return on equity at our Wisconsin utility, and achieving regulatory outcomes to enhance financial performance of our Wisconsin utility. These financial goals were weighted at 70%. She also had customer service and customer satisfaction benchmarks with a 15% weighting and corporate well-being goals, including employee engagement and diversity goals, weighted at 15%. Ms. Swan achieved her goals at 95%.

Mr. Aller’s financial goals for 2006 included earning a targeted return on equity at our Iowa utility, achieving a specified earnings per share target, meeting benchmarks from certain utility functions, and meeting certain financial targets related to our non-regulated transportation operations. These financial goals were weighted at 60%. Mr. Aller also had goals to achieve specified customer service and reliability standards, weighted at 25%. His corporate well-being goals included diversity, safety, employee engagement and leadership benchmarks, weighted at 15%. Mr. Aller achieved his goals at 105%.

Ms. Doyle’s financial goals for 2006 were to develop and implement goals and objectives of our Lean Six Sigma cost-saving program. She also had certain goals related to development of our strategic plan. These financial goals were weighted at 60%. Her corporate well-being goals included achieving certain ethics, internal audit and diversity goals. These goals were weighted at 40%. Ms. Doyle achieved her goals at 100%.

The level of individual performance as compared to the individual performance goals is factored into individual award amounts after the pool has been funded. Individual awards may range from 0% to 200% of the targeted payment based on an individual’s achievement of performance goals. The Committee makes judgments about achievement of performance goals by the chief executive officer. Achievement of performance goals for the other executive officers is judged by the chief executive officer or the executive to whom the executive officer reports, in consultation with the Committee.

Long-Term Incentives

We award long-term incentive compensation based on the achievement of longer-term, multi-year financial goals. We believe long-term incentive compensation aligns executives’ interests with those of our shareowners by compensating executive officers for long-term achievement of financial goals. Long-term incentive compensation takes the form of equity awards granted under our 2002 Equity Incentive Plan. Long-term incentive compensation is targeted at 30-50% of our executive officers’ total direct compensation and, along with the MICP, further emphasizes variable at-risk compensation based on meeting predetermined company, subsidiary, business unit and individual performance goals.

We determine the amount of equity awards to our executive officers by setting a dollar value as a percentage of base salary at the level we believe appropriate based on the long-term incentives comparable companies provide, individual performance of the executive officer and internal equity among our executives. We then grant the number of shares necessary to reach that dollar value based on the fair market value of our share price on the grant date. The levels in 2006 were 200% for Mr. Harvey, 120% for Mr. Protsch, 100% for Ms. Swan, 60% for Mr. Aller and 50% for Ms. Doyle. The long-term incentive targeted payout amounts were benchmarked to the median of comparable companies as to their levels paid.

The long-term incentive awards consist of performance contingent restricted stock and performance shares. We believe the use of these two components of long-term equity compensation provides incentives for our executive officers to produce value for shareowners over the long-term on both an absolute basis and a relative basis. Performance contingent restricted stock vests if earnings per share grows at a specified level of 5% compounded year-over-year growth, which rewards absolute long-term growth. Performance shares vest and pay-out at varying levels depending on our total shareowner return as compared to a specified per group, which rewards relative long-term growth and total shareowner return.

The Committee approves the value of the long-term equity awards prior to the grant date. The grant date of the awards made to our executive officers is the first business day of the year, which maximizes the time period for the incentives associated with the awards. The grant price used for accounting purposes is fair market value of our common stock on the grant date. Long-term equity awards granted in 2006 consisted of 60% performance contingent restricted stock and 40% performance shares.

The vesting of the performance contingent restricted stock granted in 2006 is based on our earnings per share growth. Specifically, performance contingent restricted stock vests if we achieve earnings per share of $2.68, which represents a 16% growth in earnings per share from 2005, within a four year period. In no case may the restricted stock vest earlier than two years from the grant date, and all shares will be forfeited if the earnings per share target is not met at the end of the four-year mark.

The payout of performance shares granted in 2006 is based on our total shareowner return over three years. Performance shares will provide a 100% payout, or target payout, if our relative total shareowner return over three years is equal to the median performance of a specific peer group selected by the Committee. The S&P Midcap Utilities Index was the peer group used for the 2006 grants of performance shares.

Performance share payouts are capped at 200% of the target payout if our total shareowner return is at or above the 90th percentile of the total shareowner return of our peer group. The payout would be 50% of the target payout if our total shareowner return was in the 40th percentile of the total shareowner return of our peer group. There would be no payout if our total shareowner return fell below the 40th percentile of our peer group. Performance shares allow the executive to receive a payment in shares of our common stock or in cash equal to the number of shares awarded, adjusted by the performance multiplier. If the executive chooses to take the payment in cash, the amount of the payout is determined by multiplying the number of shares earned by the average of the high and low trading prices on a date chosen by the Committee. The Committee chooses this date in advance of issuing the shares.

In 2007, the Committee determined that we achieved our performance levels for the performance shares granted in 2004. Our relative total shareowner return performance for the three years ended December 31, 2006 was at the 69th percentile. Due to the total shareowner return goal being achieved, we had a performance share payout of 147.5% of target for the 2004 grant. Also in 2007, following the confirmation from our audited financial statements, the Committee determined that the performance contingent restricted stock granted in 2005 vested due to the successful achievement of our long-term goal of earnings per share growth targets after two years. Our 2005 earnings per share growth goal was $2.13. Our adjusted earnings per share from continuing operations for the year ended December 31, 2006 was $2.20.

We no longer grant stock options as incentive compensation. We determined that performance contingent restricted stock and performance shares provide equally motivating forms of equity incentive compensation and reduce potential dilution of our shareowners because fewer shares need be granted. Our last stock options were granted in 2004 and expire in 2014.

Other Benefits

We also offer benefit programs to our executive officers with a focus towards their retirement. These plans include 401(k), deferred compensation and pension benefits. These plans are designed to be competitive in the market in attracting, retaining and motivating key executives and employees by providing competitive retirement benefits. We apply the same market benchmarking approach in designing these programs in that we benchmark to median levels of benefit and design elements. The Committee reviews benefit programs on an annual basis to determine effectiveness and identify any necessary changes. These retirement related benefit plans were all reviewed during 2006 by the Committee with no changes implemented. A brief description of the plans follows.

401(k) Plan

Our salaried employees, including our executive officers, are eligible to participate in our 401(k) Plan. We match $0.50 on the dollar for the first six percent of compensation deferred by the employee up to the IRS maximum.

Key Employee Deferred Compensation Plan

The Key Employee Deferred Compensation Plan, or KEDCP, enables participants to defer up to 100% of base salary and annual incentive awards earned on a pre-tax basis and to receive earnings on the deferrals until the date of distribution. The KEDCP provides tax deferred savings and post-retirement income to our executive officers. The shares of common stock identified as obligations under the KEDCP are held in a rabbi trust. We offer the KEDCP as part of the executive’s competitive compensation package and believe it is in line with offerings from comparable companies. See “Nonqualified Deferred Compensation” below for more information regarding the KEDCP.

Cash Balance Pension Plan

Our salaried employees, including our executive officers, are eligible to participate in the Alliant Energy Cash Balance Pension Plan. This defined benefit plan is portable, offers flexible payment options and steady growth of retirement funds. It is consistent with benefits that have been provided by other comparable companies. See “Pension Benefits” below for more information regarding the Alliant Energy Cash Balance Pension Plan.

Supplemental Executive Retirement Plan

Our executives who are vice presidents or above, including our named executive officers, participate in the unfunded Supplemental Executive Retirement Plan, or SERP. We provide the SERP as an incentive for key executives to remain in our service by providing additional retirement compensation that is payable only if the executive remains with us until retirement, disability or death. See “Pension Benefits” below for more information regarding the SERP.

Split Dollar / Reverse Split Dollar Life Insurance Plan

Certain executive officers, including Messrs. Harvey and Protsch and Ms. Swan, receive individually owned life insurance policies. We pay the premiums for this insurance and these payments are taxable to the individual officers. These specific policies were grandfathered in 1998 and we no longer offer the policies to other executive officers as part of total executive compensation.

Perquisites

We provide our officers, including our named executive officers, with a Flexible Perquisite Program. The program provides a specified amount of funds to our executives to use for benefits, including an annual fixed automobile allowance, financial planning and legal services, a variety of club memberships and long-term care insurance. The Committee reviews this program on an annual basis as part of our total compensation offering to determine its merits and the use of similar programs by comparable companies. The last review took place at our December 2006 Committee meeting at which the Committee determined that the Flexible Perquisite Program was comparable to similar programs at comparable companies and should continue as a component of total executive compensation. The Committee set the Flexible Perquisite Program funding amounts at $26,000 for Mr. Harvey, $20,000 for Mr. Protsch, $17,500 for Ms. Swan, $14,000 for Mr. Aller and $11,000 for Ms. Doyle. Our executive officers are also eligible for moderately more generous health and dental insurance, accidental death insurance, disability insurance, vacation, and other similar benefit programs than the balance of our non-bargaining employees.

Post-Termination Compensation

KEESAs

We currently have in effect key executive employment and severance agreements, or KEESAs, with our executive officers, including our named executive officers, and certain of our key employees. The KEESA is designed to provide economic protection to key executives following a change in control of our company so that executives can remain focused on our business without undue personal concern. We recognize that circumstances may arise in which we may consider a change of control transaction. We believe the security afforded the executives by the KEESA will help the executives to remain focused on business continuity and reduce the distraction of the executive’s reasonable personal concerns regarding future employment. We also believe that the KEESA allows the executive to better consider the best interests of our company and its shareowners due to the economic security provided by the KEESA benefits.

The KEESAs are triggered if, within a period of up to three years after a change in control for Mr. Harvey, Mr. Protsch or Ms. Swan and two years for Mr. Aller or Ms. Doyle, there has occurred both a change in control and loss of employment, causing KEESA benefits to be subject to a “double trigger.” The cash termination benefit under the KEESA is three times base salary and target bonus for Mr. Harvey, Mr. Protsch and Ms. Swan and two times base salary and target bonus for Mr. Aller and Ms. Doyle.

The KEESAs for Mr. Aller and Ms. Doyle provide that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess parachute payment for purposes of the Internal Revenue Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he or she could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess parachute payments, or which we may pay without loss of deduction under the Code. The KEESAs for Mr. Harvey, Mr. Protsch and Ms. Swan provide that if any payments constitute an excess parachute payment, we will pay to the appropriate officer the amount necessary to offset the excise tax and any additional taxes on this additional payment.

In consideration of the KEESA benefits, the executive agrees not to compete with us for a period of one year after the executive leaves us and to keep in confidence any proprietary information or confidential information for a period of five years after the executive leaves us. Both of these conditions can be waived in writing by our board of directors.

See “Potential Payments upon Termination or Change in Control” for more information regarding the KEESAs.

Executive Severance Plan

We also maintain a general executive severance plan for executive officers in the event that an officer’s position has been eliminated or significantly altered by us. The plan provides for a minimum level of severance equal to one times base salary, payment of pro-rated incentive compensation within the discretion of the chief executive officer, up to 18 months of paid COBRA coverage, outplacement services and/or tuition reimbursement of up to $10,000, and access to our employee assistance program. All executive officer severance packages are approved by the Committee.

Employment Agreements

We no longer have any employment agreements with our executive officers. We entered into an employment agreement with Mr. Davis to ensure the retention of his executive and industry experience during a period of our growth and diversification strategy. Upon Mr. Davis’ retirement on Feb. 1, 2006, this agreement expired. See footnote (8) to the Summary Compensation Table for further explanation of this agreement.

Share Ownership Guidelines

We established share ownership guidelines for our executive officers as a way to better align the financial interests of officers with those of shareowners. Under these guidelines, the requisite ownership numbers are 85,000 shares for Mr. Harvey, 36,000 shares for Mr. Protsch and Ms. Swan and 12,000 shares for Mr. Aller and Ms. Doyle. The executive officers are expected to make continuing progress toward compliance with these guidelines and achieve their designated levels within five years of being appointed as an officer. We monitor each officer’s progression towards achievement of these guidelines on a semi-annual basis.

The share ownership guidelines have an impact upon the payout of awards for our performance shares. If executives have not yet met their share ownership level, they are required to receive at least 50% of any performance share payout made upon the vesting of the performance shares in shares of our common stock. In addition, once the performance or time-based restrictions lapse on shares of performance contingent or time-based restricted stock, these shares are counted towards achievement of share ownership guidelines. Our chief executive officer retains the right to grant special dispensation for hardship, promotions or new hires. All of our named executive officers have met their share ownership guidelines. Their share holdings are shown in the “Ownership of Voting Securities” table above.

Impact of Regulatory Requirements

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million, unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Committee’s commitment to link compensation with performance as described above, the Committee intends to qualify future compensation paid to our executive officers for deductibility by us under Section 162(m) except in limited appropriate circumstances. All equity compensation plans are accounted for under FAS123(R).

At this time, plan compliance under Internal Revenue Code Section 409A has been extended to January 1, 2008. We have engaged outside legal counsel to assist in conducting a preliminary review and analysis of our executive compensation plans for impending changes as a result of Section 409A. We expect this review to be completed in 2007 and any necessary plan modifications required for compliance to be recommended to the Committee for approval and implementation effective January 1, 2008.

The Public Service Commission of Wisconsin recently allowed us to recover from customers portions of our incentive compensation payments attributable to customer service and reliability goals. We plan to structure our compensation program to take advantage of this allowed recovery.

Conclusion

The Committee is provided with appropriate information and reviews all components of our chief executive officer’s and other executive officers’ compensation. This includes base salary, short-term incentive compensation; long-term incentive compensation; accumulated realized and unrealized stock option and restricted stock gains; the dollar value to the executive and cost to us of all perquisites and other personal benefits; the earnings and accumulated payout obligations under our non-qualified deferred compensation program; the actual projected payout obligations under our supplemental retirement income plan; and potential severance and change-in-control compensation scenarios. A tally sheet setting forth all the above components was prepared and reviewed by the Committee affixing dollar amounts under various payout scenarios.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

To Our Shareowners:

The Compensation and Personnel Committee (the “Committee”) of the Board of Directors of the Company is currently composed of four independent directors. The Committee assesses the effectiveness and competitiveness of, approves the design of and administers executive compensation programs within a consistent total compensation framework for the Company. The Committee also reviews and approves all salary arrangements and other remuneration for executive officers, evaluates executive officer performance, and considers related matters. It also makes recommendations to the Nominating and Governance Committee regarding compensation for the non-management Directors.

The Committee has reviewed and discussed the Compensation and Discussion and Analysis with our Audit Committee and our management. Based on the Committee’s reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended Dec. 31, 2006, for filing with the SEC.

The Committee believes the existing executive compensation policies and programs provide the appropriate level of competitive compensation for our executive officers. In addition, the Committee believes that the long- and short-term performance incentives effectively align the interests of executive officers and shareowners toward a successful future for our company.

COMPENSATION AND PERSONNEL COMMITTEE

Singleton B. McAllister (Chairperson)

Michael L. Bennett

Darryl B. Hazel

Dean C. Oestreich

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid to or earned by our chief executive officer, our chief financial officer, our next three highest paid executive officers and our former chairman for 2006. We refer to such individuals in this proxy statement collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
William D. Harvey Chairman, President and Chief Executive Officer	2006	$745,192	$151,875	$2,398,279	$32,148	$860,625	$689,334	$162,962	$5,040,415
Eliot G. Protsch Senior Executive Vice President and Chief Financial Officer	2006	$454,519	$65,213	$1,263,614	$17,856	$369,540	$191,983	$109,941	$2,472,666
Barbara J. Swan Executive Vice President and General Counsel	2006	$342,116	$36,872	$821,333	$13,816	$208,941	$123,800	$57,299	$1,604,177
Thomas L. Aller Senior Vice President Energy Delivery	2006	$249,523	$23,625	$458,293	$9,356	$133,875	$188,916	$28,179	$1,091,767
Dundeana K. Doyle Vice President Strategy and Regulatory Affairs	2006	$223,567	$17,719	$291,426	$4,638	$100,406	$65,785	$38,118	$741,659
Erroll B. Davis, Jr. (8)	2006	$153,824	$0	$1,785,237	$69,013	$104,000	$542,920	$177,287	$2,832,281

(1)

The amounts shown in this column include the following aggregate dollar amounts deferred and the equivalent number of shares of common stock acquired by the named executive officers in our Key Employee Deferred Compensation Plan Stock Account: Mr. Harvey $7,442 or 217 shares.

(2)

The amounts in this column represent the difference between the amounts the named executive officers received under our Management Incentive Compensation Plan, or MICP, for 2006 as a result of the waiver by the Compensation and Personnel Committee of the cash flow performance measure and what the amounts received under our MICP for 2006 would have been without the waiver. See “Compensation Discussion and Analysis – Compensation Elements and Design – Short-Term Incentives” for more information regarding this waiver.

(3)

The amounts in this column reflect the dollar amount we recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) (disregarding the estimate of forfeitures relating to service-based vesting), of awards pursuant to our 2002 Equity Incentive Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 6(b) to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

(4)

The amounts in this column reflect the dollar amount we recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) (disregarding the estimate of forfeitures relating to service-based vesting), of awards pursuant to our 2002 Equity Incentive Plan and thus include amounts from awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 6(b) to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007. Stock option awards granted on Jan. 2, 1996 expired and were canceled as of Jan. 2, 2006 for the following individuals in the amounts shown: Mr. Harvey, 4,650; Mr. Protsch, 4,650; Ms. Swan, 2,700; and Mr. Davis, 12,600.

(5)	The amounts in this column represent cash amounts received by the executive officers under our MICP for services performed in 2006 that were paid in 2007.

(6)

The amounts in this column reflect (a) the actuarial increase in the present value of the named executive officers benefits under all pension plans established by us determined using the assumptions set forth in footnote (1) to the

Pension Benefits table below, which may include amounts the named executive officer may not currently be entitled to receive because such amounts are not vested, and (b) amounts representing above market interest on non-qualified deferred compensation. The above-market interest was calculated to be equal to the amount by which the interest on deferred compensation in 2006 (7.25%) exceeded 120% of the applicable federal long-term interest rate, with compounding, at the time the interest rate was set (120% of this rate was 5.7%). The following represents the breakdown for each of the change in pension value and above market interest on deferred compensation, respectively, for each named executive officer: Mr. Harvey, $668,000/$21,334; Protsch, $171,000/$20,983; Swan, $122,000/$1,800; Mr. Aller, $188,000/$916; Ms. Doyle, $61,000/$4,785; and Mr. Davis, $484,000/$58,920.

(7)	The table below shows the components of the compensation reflected under this column for 2006:

Name	Perquisites & Other Personal Benefits (a)	Registrant Contributions to Defined Contribution Plans (b)	Life Insurance Premiums (c)	Tax Reimbursements (d)	Dividends (e)	Total

William D. Harvey	$21,435	$11,221	$40,839	$5,821	$83,646	$162,962
Eliot G. Protsch	$19,416	$9,772	$31,801	$5,748	$43,204	$109,941
Barbara J. Swan	$20,866	$6,600	$8,339	$5,538	$15,956	$57,299
Thomas L. Aller	$15,088	$6,600	$767	$0	$5,724	$28,179
Dundeana K. Doyle	$15,372	$6,439	$7,725	$4,929	$3,653	$38,118
Erroll B. Davis, Jr.	$10,208	$2,431	$94,549	$17,647	$52,452	$177,287

(a)	Consists of allowance pursuant to our Flexible Perquisite Program that may be utilized for automobile allowance; financial planning and legal services; and club memberships. This amount also includes Company contributions to the executive for a consumer driven health plan above the amount provided to other non-bargaining employees enrolled in that plan.
(i)	For Mr. Harvey, $12,000 of his perquisite allowance was for automobile allowance.
(ii)	No other named executive officer had a single perquisite item in excess of $10,000.
(b)	Matching contributions to 401(k) Savings Plan and the Key Employee Deferred Compensation Plan.
(c)	All life insurance premiums.
(d)	Tax reimbursements for split and reverse dollar life insurance and, in the case of Mr. Davis only, financial planning and legal services.
(e)	Dividends earned in 2006 on unvested restricted stock.

(8)

Mr. Davis was Chairman from Jan. 1, 2006 until his retirement on Feb. 1, 2006. The amounts listed in the table exclude amounts paid to Mr. Davis in 2006 under the Unfunded Excess Plan and Unfunded Executive Tenure Compensation Plan as more fully described under “Pension Benefits” below. Mr. Davis’ position as Chairman of the Board was subject to an employment agreement with the Company, pursuant to which he would serve as the Chairman of the Company until the expiration of the term of the agreement on the date of the Company’s 2006 Annual Meeting, but no later than May 30, 2006. In addition, he was to serve as the Chief Executive Officer of the Company during the term of the agreement unless otherwise determined by the Board of Directors. Pursuant to the employment agreement, Mr. Davis was paid an annual base salary of not less than $750,000. Mr. Davis retired and resigned from his position as Chairman of the Board effective Feb. 1, 2006. Under the employment agreement, Mr. Davis was afforded the opportunity to earn short-term and long-term incentive compensation (including stock options, restricted stock and other long-term incentive compensation) at least equal to other executive officers and receive supplemental retirement benefits (including continued participation in the Alliant Energy Corporation Executive Tenure Compensation Plan) and life insurance providing a death benefit of three times his annual salary. In conjunction with Mr. Davis’ retirement, for purposes of the Company’s Supplemental Executive Retirement Plan described in detail under “Pension Benefits,” (i) Mr. Davis will be deemed to have been paid an annual bonus for 2003 of $595,539 (the amount that he would have received had he been eligible for such a bonus for such year), no bonus for 2005, and a pro-rata bonus of $104,000 for 2006, which is reported in the Summary Compensation Table. A special calculation will apply to protect the dollar amount that Mr. Davis could have been paid on May 1, 2003 if he had retired on April 30, 2003. Mr. Davis generally has been deemed to be a retiree not subject to the early commencement reduction factors that would otherwise apply. For purposes of the Company’s Executive Tenure Compensation Plan, the Board of Directors determined to treat Mr. Davis as an eligible retiree at the termination of his employment, regardless of the circumstances other than death. The voluntary retirement of Mr. Davis was considered a termination of employment without good reason prior to the end of the term of the employment agreement. Therefore, the Company paid Mr. Davis all compensation earned through Feb. 1, 2006 (including previously deferred compensation and pro rata short-term incentive compensation of $104,000 based upon the maximum potential award).

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding all incentive plan awards that we granted to our named executive officers in 2006.

Name	Grant Date	Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			Grant Date Fair Value of Stock Awards(5)
			Threshold ($) 20%	Target ($) 100%	Maximum ($) 200%	Threshold (#) 50%	Target (#) 100%	Maximum (#) 200%
William D. Harvey	1/3/2006(2)	11/29/2005				15,966	31,931	63,862	$899,975
	1/3/2006(3)	11/29/2005					21,288		$600,002
		2/6/2006	$135,000	$675,000	$1,350,000
Eliot G. Protsch	1/3/2006(2)	11/29/2005				5,650	11,300	22,600	$318,491
	1/3/2006(3)	11/29/2005					8,072		$227,509
		2/6/2006	$59,150	$295,750	$591,500
Barbara J. Swan	1/3/2006(2)	11/29/2005				3,672	7,344	14,688	$206,991
	1/3/2006(3)	11/29/2005					4,896		$137,994
		2/6/2006	$34,500	$172,500	$345,000
Thomas L. Aller	1/3/2006(2)	11/29/2005				1,552	3,104	6,208	$87,486
	1/3/2006(3)	11/29/2005					2,217		$62,486
		2/6/2006	$20,000	$100,000	$200,000
Dundeana K. Doyle	1/3/2006(2)	11/29/2005				1,197	2,394	4,788	$67,475
	1/3/2006(3)	11/29/2005					1,597		$45,011
		2/6/2006	$15,750	$78,750	$157,500
Erroll B. Davis, Jr.(6)	1/3/2006(2)	11/29/2005				16,605	33,209	66,418	$935,996
	1/3/2006(3)	11/29/2005					22,139		$623,988
		2/6/2006		$104,000

(1)

The amounts shown represent the threshold, target and maximum awards that could have been earned by each of our named executive officers under our MICP for 2006 as described more fully under “Compensation Discussion and Analysis – Compensation Elements and Design – Short-Term Incentives.” The threshold payment level under the MICP was 20% of the target amount. The maximum payment level under the MICP was 200% of the target amount. Payments earned for 2006 under the MICP are shown in the “Non-Equity Compensation Plan” column of the Summary Compensation Table above.

(2)

The amounts shown represent the threshold, target and maximum amounts of performance shares that were awarded in 2006 to the named executive officers under our 2002 Equity Incentive Plan as described more fully under “Compensation Discussion and Analysis – Compensation Elements and Design – Long-Term Incentives.” The threshold amount is 50% of the target amount. The maximum amount is 200% of the target amount.

(3)

Represents the number of shares of performance contingent restricted stock that were awarded in 2006 to the named executive officers under the 2002 Equity Incentive Plan as described more fully under “Compensation Discussion and Analysis – Compensation Elements and Design – Long-Term Incentives.”

(4)	Performance contingent restricted stock awards granted in 2006 accumulate dividends on the same basis as shares of our common stock.

(5)	The grant date fair value of each equity award was computed in accordance with FAS 123(R).

(6)

Because Mr. Davis is no longer actively employed by us, the final amount of his performance share and performance contingent restricted stock awards will be prorated in accordance with the terms of the agreements for such awards to reflect the interval of time from Jan. 1, 2006 to Feb. 1, 2006 that he was included on our payroll.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information on outstanding stock option awards and unvested stock awards held by our named executive officers on December 31, 2006.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2) (3)

William D. Harvey	21,798		$31.54	1/2/2011
	26,642		$27.79	5/16/2012
	26,642		$16.82	1/21/2013
	33,959	16,979	$24.90	1/2/2014
	15,011	7,505	$25.93	2/9/2014
					4,319	$163,130			(4)
					36,732	$1,387,368			(5a)
							11,445	$432,278	(6)
							5,041	$190,399	(7)
							11,138	$420,682	(8)
							15,561	$587,739	(9)
							22,008	$831,242	(10)
							31,931	$1,206,034	(11)
Eliot G. Protsch	7,071		$29.88	6/1/2009
	21,063		$28.59	1/19/2010
	11,798		$31.54	1/2/2011
	26,642		$27.79	5/16/2012
	16,642		$16.82	1/21/2013
	10,733	10,366	$24.90	1/2/2014
	6,598	3,299	$25.93	2/9/2014
					4,319	$163,130			(4)
					18,366	$693,684			(5b)
							6,987	$263,899	(6)
							2,221	$83,887	(7)
							7,293	$275,457	(8)
							9,509	$359,155	(9)
							8,345	$315,191	(10)
							11,300	$426,801	(11)
Barbara J. Swan	5,861		$31.56	7/1/2008
	15,732		$29.88	6/1/2009
	19,473		$28.59	1/19/2010
	20,212		$31.54	1/2/2011
	24,705		$27.79	5/16/2012
	18,945	9,473	$24.90	1/2/2014
	2,405	1,203	$25.93	2/9/2014
					4,319	$163,130			(4)
							6,385	$241,161	(6)
							809	$30,556	(7)
							4,773	$180,276	(8)
							6,669	$251,888	(9)
							5,062	$191,192	(10)
							7,344	$277,383	(11)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2) (3)

Thomas L. Aller	10,063		$29.81	8/21/1998
	13,255		$29.88	6/1/2009
	14,307		$28.59	1/19/2010
	12,229		$31.54	1/2/2011
	17,438		$27.79	5/16/2012
	17,438		$16.82	1/21/2013
	12,511	6,256	$24.90	1/2/2014
	1,925	962	$25.93	2/9/2014
							4,417	$166,830	(6)
							647	$24,437	(7)
							2,785	$105,189	(8)
							3,458	$130,609	(9)
							2,292	$86,569	(10)
							3,104	$117,238	(11)
Dundeana K. Doyle	4,594		$31.56	7/1/2008
	5,523		$29.88	6/1/2009
	8,346		$28.59	1/19/2010
	8,379		$31.54	1/2/2011
	10,242		$27.79	5/16/2012
	6,881	3,441	$24.90	1/2/2014
	322	161	$25.93	2/9/2014
							2,705	$102,168	(6)
							101	$3,815	(7)
							1,591	$60,092	(8)
							2,593	$97,938	(9)
							1,651	$62,358	(10)
							2,394	$90,421	(11)
Erroll B. Davis, Jr.							33,012	$1,246,863	(6)a
							3,008	$113,612	(7)b
							23,639	$892,845	(8)c
							33,027	$1,247,430	(9)d
							22,887	$864,442	(10)e
							33,209	$1,254,304	(11)f

(1)	The exercise price for all stock option grants is the fair market value of our common stock on the date of grant.

(2)	The value of unvested shares is calculated by using the closing price of our common stock of $37.77 on December 29, 2006.

(3)

This column reports dollar amounts that would be received for the equity awards based upon the executive’s achievement at the target performance level, plus dividends accumulated on the performance contingent restricted stock.

(4)	Time-based restricted stock granted on Jan. 30, 2004. The award vested on Jan. 30, 2007 based on performance through Dec. 31, 2006.

(5a)	Time-based restricted stock granted on July 11, 2005. The shares vest 20%/40%/40% per year in 3rd/4th/5th years.

(5b)	Time-based restricted stock granted on July 11, 2005. The shares vest 20%/30%/50% per year in 3rd/4th/5th years.

(6)	Performance shares granted on Jan. 2, 2004. Vesting occurs if the performance criterion is met in 3 years.

(7)	Performance shares granted on Feb. 9, 2004. Vesting occurs if the performance criterion is met in 3 years.

(8)	Performance contingent restricted stock granted on Jan. 3, 2005. Vesting occurs if the performance criterion is met in 2, 3 or 4 years.

(9)	Performance shares granted on Jan. 3, 2005. Vesting occurs if the performance criterion is met in 3 years.

(10)	Performance contingent restricted stock granted on Jan. 3, 2006. Vesting occurs if the performance criterion is met in 2, 3 or 4 years.

(11)	Performance shares granted on Jan. 3, 2006. Vesting occurs if the performance criterion is met in 3 years.

Mr. Davis receives a prorated award pursuant to the terms of the performance contingent restricted stock agreement and performance share agreement provided as a part of the awards previously made:

(a)	If the performance criterion is met, Mr. Davis’ award will be prorated at 25/36 or 22,925 shares.

(b)	If the performance criterion is met, Mr. Davis’ award will be prorated at 25/36 or 2,089 shares.

(c)	If the performance criterion is met, Mr. Davis’ award will be prorated by a fraction the numerator of which is 13 and the denominator of which is 24, 36 or 48 depending on whether the performance criterion is met in 2, 3 or 4 years, respectively.

(d)	If the performance criterion is met, Mr. Davis’ award will be prorated at 13/36 or 11,926 shares.

(e)	If the performance criterion is met, Mr. Davis’ award will be prorated by a fraction the numerator of which is 1 and the denominator of which is 24, 36 or 48 depending on whether the performance criterion is met in 2, 3 or 4 years, respectively.

(f)	If the performance criterion is met, Mr. Davis’ award will be prorated at 1/36 or 922 shares.

OPTION EXERCISES AND STOCK VESTED

The following table shows a summary of the stock options exercised by our named executive officers in 2006 and stock awards vested for the named executive officers during 2006.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise ( # )	Value Realized on Exercise ($)(1)	Long-Term Incentive Plan	Number of Shares Acquired on Vesting ( # )	Value Realized on Vesting ($)(2)(3)

William D. Harvey	54,640	$342,591	Performance Shares	24,317	$930,302
			Performance Contingent Restricted Stock	11,221	$470,341

Eliot G. Protsch	56,506	$534,042	Performance Shares	13,582	$519,606
			Performance Contingent Restricted Stock	7,348	$307,985

Barbara J. Swan	19,520	$238,556	Performance Shares	10,611	$405,956
			Performance Contingent Restricted Stock	4,809	$201,574

Thomas L. Aller	0	$0	Performance Shares	7,469	$285,761
			Performance Contingent Restricted Stock	2,806	$117,607

Dundeana K. Doyle	10,242	$150,865	Performance Shares	4,139	$158,342
			Performance Contingent Restricted Stock	1,603	$67,186

Erroll B. Davis, Jr.	812,406	$7,655,025	Performance Shares	36,895	$1,411,529
			Performance Contingent Restricted Stock	12,900	$540,721

(1)	Reflects the amount calculated by multiplying the number of options exercised by the difference between the market price of our common stock on the exercise date and the exercise price of options.

(2)

Reflects an amount calculated by multiplying the vested number of the 2004 performance shares by the market price of our common stock on Dec. 29, 2006–$37.94, plus dividend equivalents on such shares; and the amount calculated by multiplying the number of vested shares of the 2005 performance contingent restricted stock, plus accumulated dividends (including fractional amounts not shown), by the market price of our common stock on March 2, 2007- $41.91. For Mr. Davis, the performance share and performance contingent restricted stock amounts have been prorated.

(3)

Executive officers receiving a payout of their performance shares awarded in 2004 for the performance period ending Dec. 31, 2006 could elect to receive their award in cash, in shares of common stock, or partially in cash and partially in common stock. All of the named executive officers elected to receive their awards 100% in cash.

PENSION BENEFITS

The table below sets forth the number of years of credited service, the present value of accumulated benefits and payments during 2006 for each of our named executive officers under the Alliant Energy Cash Balance Pension Plan, the Unfunded Excess Plan and the Supplemental Executive Retirement Plan, which are each described below. The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to our named executive officers, which will only be known at the time that they become eligible for payment.

Name	Plan Name	Number of Years Credited Service ( # )	Present Value of Accumulated Benefit ( $ ) (1)	Payments During 2006 ( $ )
William D. Harvey	Cash Balance Plan	19.2	$541,000	$0
	Excess Plan	19.2	$1,036,000	$0
	SERP	19.2	$1,861,000	$0
		Total	$3,438,000	$0
Eliot G. Protsch	Cash Balance Plan	26.9	$584,000	$0
	Excess Plan	26.9	$610,000	$0
	SERP	26.9	$1,711,000	$0
		Total	$2,905,000	$0
Barbara J. Swan	Cash Balance Plan	17.8	$456,000	$0
	Excess Plan	17.8	$256,000	$0
	SERP	17.8	$2,167,000	$0
		Total	$2,879,000	$0
Thomas L. Aller	Cash Balance Plan	13.3	$125,000	$0
	Excess Plan	13.3	$8,000	$0
	SERP	13.3	$1,348,000	$0
		Total	$1,481,000	$0
Dundeana K. Doyle	Cash Balance Plan	21.8	$300,000	$0
	Excess Plan	21.8	$5,000	$0
	SERP	21.8	$319,000	$0
		Total	$624,000	$0
Erroll B. Davis, Jr.	Cash Balance Plan	27.1	$1,033,000	$71,000
	Excess Plan	27.1		$3,007,000
	SERP	27.1	$5,517,000	$0
	Executive Tenure Plan	27.1	$1,412,000	$63,000
		Total	$7,962,000	$3,141,000

(1)

The actuarial values of the accumulated plan benefits were calculated using the unit credit valuation method and the following assumptions, among others: that the participant retires at age 62; that the benefit calculation date is September 30, 2006, consistent with our accounting measurement date for financial statement reporting purposes; that the discount rate is 5.85% (compared to 5.5% as of September 30, 2005); that the post-retirement mortality assumption is based on the RP-2000 table with white collar adjustment and a 6-year projection; that the form of payment is 70% lump sum and 30% annuity; and for participants who are not yet eligible to retire with a SERP benefit, that the SERP accrues ratably over the participant’s career until such eligibility date.

Alliant Energy Cash Balance Pension Plan — Our salaried employees, including our named executive officers, are eligible to participate in the Alliant Energy Cash Balance Pension Plan, or Pension Plan that we maintain. The Pension Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the Pension Plan as of Aug. 1, 1998, a starting account balance was created equal to the present value of the benefit accrued as of Dec. 31, 1997, under the applicable prior benefit formula. In addition, such individuals received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and pay. For 1998 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4%, plus a potential share of the gain on the investment return on assets in the trust investment for the year.

The life annuity payable under the Pension Plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the Pension Plan on Aug. 1, 1998, are in no event to receive any less than what would have been provided under the prior formula that was applicable to them, had it continued, if they terminate on or before Aug. 1, 2008, and do not elect to commence benefits before the age of 55.

All of our named executive officers participate in the Pension Plan and are “grandfathered” under the applicable prior plan benefit formula. Because their estimated benefits under the applicable prior plan benefit formula are expected to be higher than under the Pension Plan formula, utilizing current assumptions, the benefits for all of our named executive officers, with the exception of Mr. Aller, would currently be determined under the applicable prior plan benefit formula. To the extent benefits under the Pension Plan are limited by tax law, any excess will be paid under the Unfunded Excess Plan described below. Future pension plan accruals will cease as of August 1, 2008. This “freeze” will apply to both the 5% of base pay annual credits to the hypothetical account balance and to the grandfathered prior plan formulas. Thereafter, active participants will receive enhanced benefits under our 401(k) plan.

WP&L Plan A Prior Formula. One of the applicable prior plan formulas provided retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with a reduction for Social Security offset. Our named executive officers covered by this formula are Messrs. Davis, Harvey and Protsch and Ms. Swan.

For purposes of the Pension Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the Summary Compensation Table. Pension Plan benefits depend upon length of Pension Plan service (up to a maximum of 30 years), age at retirement and amount of compensation (determined in accordance with the Pension Plan) and are reduced by up to 50% of Social Security benefits. The general formula is (i) 55% of final average compensation less 50% of Social Security benefits, the difference multiplied by (ii) a fraction not greater than 1, the numerator of which is the number of years of credit and the denominator of which is 30. This formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly.

Mr. Harvey and Ms. Swan are eligible for early retirement because they are over age 55. For each year they would choose to retire and commence benefits prior to age 62, their benefits would be reduced by 5% per year. If benefits commence at or after age 62, there would be no reduction for early commencement prior to the normal retirement age of 65.

IES Industries Pension Plan Prior Formula. Another applicable prior plan formula applies to Ms. Doyle. This formula provides retirement income based on years of service, final average compensation, and Social Security covered compensation. Technically, this formula also applies to Mr. Aller, but his prior plan formula benefit is frozen in the annual amount of $7,607 payable at age 65; therefore, the regular Pension Plan formula is expected to apply to him.

The benefit formula for Ms. Doyle for service until the August 1, 2008 freeze date is generally the benefit she had accrued under an old formula in existence prior to 1988 plus (i) 1.05% of average monthly compensation for years of service not in excess of 35, plus (ii) 0.50% of average monthly compensation in excess of Social Security covered compensation for years of service not in excess of 35, plus (iii) 1.38% of average monthly compensation for years of service in excess of 35. Compensation generally is the salary amount reported in the Summary Compensation Table, with the final average compensation being calculated based on the three highest calendar years of such pay. The formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly.

Unfunded Excess Plan — We maintain an Unfunded Excess Plan that provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee’s retirement benefits exceed the qualified plan limits. The Unfunded Excess Plan provides an amount equal to the difference between the actual pension benefit payable under the Pension Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Code on pension benefits or covered compensation. Upon Mr. Davis’ retirement on Feb. 1, 2006, his vested benefit had a lump sum value of $3,003,018. A portion of Mr. Davis’ benefit was paid on Feb. 1, 2006, and the remaining balance was paid on Aug. 1, 2006.

Unfunded Executive Tenure Compensation Plan — We maintain an Unfunded Executive Tenure Compensation Plan to provide incentive for selected key executives to remain in our service by providing additional compensation that is payable only if the executive remains with us until retirement (or other termination if approved by the Board of Directors). Any participant in the Plan must be approved by the Board of Directors. Mr. Davis was the only participant in the Plan as of Dec. 31, 2006. The Plan provides for monthly payments to a participant after retirement (at or after age 65, or with Board approval, prior to age 65) for 120 months. The payments will be equal to 25% of the participant’s highest average salary for any consecutive 36-month period. If a participant dies prior to retirement or before 120 payments have been made, the participant’s beneficiary will receive monthly payments equal to 50% of such amount for 120 months in the case of death before retirement or, if the participant dies after retirement, 50% of such amount for the balance of the 120 months. Annual benefits of $184,620 commenced to Mr. Davis as of September 1, 2006.

Supplemental Executive Retirement Plan — We maintain an unfunded Supplemental Executive Retirement Plan, or SERP, to provide incentive for key executives to remain in our service by providing additional compensation that is payable only if the executive remains with us until retirement, disability or death. While the SERP provides different levels of benefits depending on the executive covered, this summary reflects the terms applicable to all of our named executive officers. Participants in the SERP must be approved by the Compensation and Personnel Committee of the Board.

For Messrs. Davis, Harvey and Protsch and Ms. Swan, the SERP provides for payments of 60% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan and the Unfunded Excess Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service. Mr. Harvey and Ms. Swan are currently eligible to elect early retirement under such provisions. If a participant retires prior to age 62, the 60% payment under the SERP is reduced by 3% per year for each year the participant’s retirement date precedes his/her normal retirement date. The actuarial reduction factor will be waived for participants who have attained age 55 and have a minimum of 10 years of service in a senior executive position with us after April 21, 1998. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in installments over a period of up to 10 years, or for the lifetime of the participant.

For Mr. Aller, the SERP provides for payments of 50% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan and the Unfunded Excess Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service and five or more years of continuous SERP employment, which age and service requirements Mr. Aller has already satisfied. If a participant retires prior to age 62, the 50% payment under the SERP is reduced by approximately 5% per year for each year the participant’s retirement date precedes his/her normal retirement date. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in annual installments over a period of up to 10 years, or in monthly installments for 18 years.

For Ms. Doyle, the SERP provides for payments of 60% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan and the Unfunded Excess Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service. If a participant retires prior to age 62, the 60% payment under the SERP is reduced by 3% per year for each year the participant’s retirement date precedes his/her normal retirement date. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in installments over a period of up to 10 years, or in monthly installments for 18 years.

For Messrs. Harvey, Protsch and Ms. Swan, if the lifetime benefit is selected, and for Mr. Aller and Ms. Doyle, if the monthly benefit is selected, and in either case the participant dies prior to receiving 12 years of payments, payments continue to any surviving spouse or dependent children of a deceased participant who dies while still employed by us, payable for the remainder of the 12 year period. For Messrs. Harvey and Ms. Swan and Ms. Doyle, a post-retirement death benefit of one times the participant’s final average earnings at the time of retirement will be paid to the designated beneficiary.

Upon Mr. Davis’ retirement on Feb. 1, 2006, his SERP benefit had a lump sum value of $5,517,280 that was paid to him on January 1, 2007.

NONQUALIFIED DEFERRED COMPENSATION

The table below sets forth certain information for each of our named executive officers with respect to the Key Employee Deferred Compensation Plan, which is described below.

Name	Executive Contributions in 2006 ( $ )		Registrant Contributions in 2006 ( $ ) (3)	Aggregate Earnings in 2006 ( $ ) (4)	Aggregate Balance at December 31, 2006 ( $ )

William D. Harvey	$7,442	(1)	$4,621	$518,530	$3,383,682

Eliot G. Protsch	$4,544	(1)	$3,172	$500,058	$3,271,097

Barbara J. Swan	$36,500	(2)	$0	$255,091	$1,260,050

Thomas L. Aller	$0		$0	$80,046	$407,975

Dundeana K. Doyle	$0		$0	$85,128	$467,961

Erroll B. Davis, Jr.	$0		$0	$849,859	$6,677,149

(1)	The amounts reported are also reported under the “Salary” heading in the Summary Compensation Table.

(2)	Ms. Swan deferred a portion of her 2005 bonus award that was paid in March 2006.

(3)	The amounts reported in this column are also reported under the “All Other Compensation” heading in the Summary Compensation Table.

(4)

The following portions of the amounts reported in this column, which represent above-market interest on deferred compensation, are reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” heading in the Summary Compensation Table: Mr. Harvey–$21,334, Mr. Protsch–$20,983, Ms. Swan–$1,800, Mr. Aller–$916, Ms. Doyle–$4,785 and Mr. Davis–$58,920. The above-market interest was calculated to be equal to the amount by which the interest on deferred compensation in 2006 (7.25%) exceeded 120% of the applicable federal long-term interest rate, with compounding, at the time the interest rate was set (120% of this rate was 5.7%).

We maintain a Key Employee Deferred Compensation Plan, or KEDCP, under which participants, including our named executive officers, may defer up to 100% of base salary and annual incentive compensation. Participants who have made the maximum allowed contribution to our 401(k) plan may receive an additional credit to the KEDCP. The credit will be equal to 50% of the lesser of (a) the amount contributed to our 401(k) plan plus the amount deferred under the KEDCP or (b) 6% of base salary reduced by the amount of any matching contributions in our 401(k) plan. The participant may elect to have his or her deferrals credited to an Interest Account or a Company Stock Account. Deferrals and matching contributions to the Interest Account receive an annual return based on the A-Utility Bond Rate with a minimum return no less than the prime interest rate published in The Wall Street Journal, provided that the return may not be greater than 12% or less than 6%. Deferrals and matching contributions credited to the Company Stock Account are treated as though invested in our common stock and will be credited with dividend equivalents, which will be treated as if reinvested. The shares of common stock identified as obligations under the KEDCP are held in a rabbi trust. Payments from the KEDCP may be made in a lump sum or in annual installments for up to 10 years at the election of the participant. Participants are selected by our chief executive officer. Messrs. Harvey, Protsch and Aller, and Ms. Swan and Ms. Doyle are participants in the KEDCP. Prior to his retirement, Mr. Davis was a participant in the KEDCP and he will receive distributions from the KEDCP in accordance with his prior elections.

POTENTIAL PAYMENTS UPON TERMINATION

OR CHANGE IN CONTROL

The following tables describe potential payments and benefits under our compensation and benefit plans and arrangements to which our named executive officers would be entitled upon termination of employment or change in control of our company. The estimated amount of compensation payable to each of our named executive officers (other than Mr. Davis) in each situation is listed in the tables below assuming that the termination and/or change in control of our company occurred at December 29, 2006 and that our common stock is valued at $37.77, which was the closing market price for our common stock on December 29, 2006. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control and therefore the actual amounts will vary from the estimated amounts in the tables below. Descriptions of the circumstances that would trigger payments or benefits to our named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such agreements and plans, as well as other material assumptions that we have made in calculating the estimated compensation, follow these tables.

William D. Harvey	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason
Triggered Payouts
Cash Termination Payment	$—	$—	$750,000	$—	$4,275,000
Life, Medical, Dental Insurance Continuation	$—	$—	$6,828	$—	$163,487
Lump Sum SERP	$—	$—	$—	$—	$1,132,000
Unvested Stock Options	$307,379	$307,379	$307,379	$307,379	$307,379	*
Unvested Restricted Stock	$1,550,498	$1,550,498	$1,550,498	$1,550,498	$1,550,498	*
Unearned Performance Contingent Restricted Stock	$836,294	$836,294	$836,294	$836,294	$836,294	*
Unearned Performance Shares	$1,416,513	$1,416,513	$1,416,513	$1,416,513	$1,416,513	*
Outplacement Services	$—	$—	$10,000	$—	$75,000
Tax Preparation Assistance	$—	$—	$—	$—	$15,000
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000
Excise Tax Gross Up	n/a	n/a	n/a	n/a	$3,852,378	*
Life Insurance Proceeds	$2,040,012	$—	$—	$—	$—
Total Pre-tax Benefit	$6,150,696	$4,110,684	$4,877,512	$4,110,684	$13,633,549

* Awards of stock options, restricted stock, performance contingent restricted stock and performance shares vest upon a change in control of our company regardless of whether the executive officer is terminated. Accordingly, upon a change in control not followed by a termination, only the asterisked items will be taken into account to determine whether an excise tax is triggered and, as a result, the excise tax gross up amounts may be reduced if the excise tax is triggered upon a change in control only.

Eliot G. Protsch	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason
Triggered Payouts
Cash Termination Payment	$—	$—	$455,000	$—	$2,252,250
Life, Medical, Dental Insurance Continuation	$—	$—	$8,925	$—	$148,951
Lump Sum SERP	$—	$—	$—	$—	$3,844,000
Unvested Stock Options	$172,471	$172,471	$172,471	$172,471	$172,471	*
Unvested Restricted Stock	$856,814	$856,814	$856,814	$856,814	$856,814	*
Unearned Performance Contingent Restricted Stock	$433,059	$433,059	$433,059	$433,059	$433,059	*
Unearned Performance Shares	$729,490	$729,490	$729,490	$729,490	$729,490	*
Outplacement Services	$—	$—	$10,000	$—	$45,500
Tax Preparation Assistance	$—	$—	$—	$—	$15,000
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000
Excise Tax Gross Up	n/a	n/a	n/a	n/a	$2,620,381	*
Life Insurance Proceeds	$1,943,714	$—	$—	$—	$—

Total Pre-tax Benefit	$4,135,548	$2,191,834	$2,665,759	$2,191,834	$11,127,916

* Awards of stock options, restricted stock, performance contingent restricted stock and performance shares vest upon a change in control of our company regardless of whether the executive officer is terminated. Accordingly, upon a change in control not followed by a termination, only the asterisked items will be taken into account to determine whether an excise tax is triggered and, as a result, the excise tax gross up amounts may be reduced if the excise tax is triggered upon a change in control only.

Barbara J. Swan	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason
Triggered Payouts
Cash Termination Payment	$—	$—	$345,000	$—	$1,552,500
Life, Medical, Dental Insurance Continuation	$—	$—	$8,925	$—	$78,564
Lump Sum SERP	$—	$—	$—	$—	$821,000
Unvested Stock Options	$136,161	$136,161	$136,161	$136,161	$136,161	*
Unvested Restricted Stock	$163,130	$163,130	$163,130	$163,130	$163,130	*
Unearned Performance Contingent Restricted Stock	$275,877	$275,877	$275,877	$275,877	$275,877	*
Unearned Performance Shares	$532,104	$532,104	$532,104	$532,104	$532,104	*
Outplacement Services	$—	$—	$10,000	$—	$34,500
Tax Preparation Assistance	$—	$—	$—	$—	$15,000
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000
Excise Tax Gross Up	n/a	n/a	n/a	n/a	$1,356,559	*
Life Insurance Proceeds	$372,901	$—	$—	$—	$—

Total Pre-tax Benefit	$1,480,173	$1,107,272	$1,471,197	$1,107,272	$4,975,395

* Awards of stock options, restricted stock, performance contingent restricted stock and performance shares vest upon a change in control of our company regardless of whether the executive officer is terminated. Accordingly, upon a change in control not followed by a termination, only the asterisked items will be taken into account to determine whether an excise tax is triggered and, as a result, the excise tax gross up amounts may be reduced if the excise tax is triggered upon a change in control only.

Thomas L. Aller	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason
Triggered Payouts
Cash Termination Payment	$—	$—	$250,000	$—	$700,000
Life, Medical, Dental Insurance Continuation	$—	$—	$6,828	$—	$28,847
Lump Sum SERP	$—	$—	$—	$—	$—
Unvested Stock Options	$91,905	$91,905	$91,905	$91,905	$91,905	*
Unvested Restricted Stock	$—	$—	$—	$—	$—	*
Unearned Performance Contingent Restricted Stock	$148,472	$148,472	$148,472	$148,472	$148,472	*
Unearned Performance Shares	$317,419	$317,419	$317,419	$317,419	$317,419	*
Outplacement Services	$—	$—	$10,000	$—	$25,000
Tax Preparation Assistance	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000
Excise Tax Gross Up	n/a	n/a	n/a	n/a	n/a
Life Insurance Proceeds	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$557,796	$557,796	$824,624	$557,796	$1,321,643

* Awards of stock options, restricted stock, performance contingent restricted stock and performance shares vest upon a change in control of our company regardless of whether the executive officer is terminated.

Dundeana K. Doyle	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason
Triggered Payouts
Cash Termination Payment	$—	$—	$225,000	$—	$607,500
Life, Medical, Dental Insurance Continuation	$—	$—	$8,925	$—	$51,148
Lump Sum SERP	$—	$—	$—	$—	$1,002,000
Unvested Stock Options	$46,192	$46,192	$46,192	$46,192	$46,192	*
Unvested Restricted Stock	$—	$—	$—	$—	$—	*
Unearned Performance Contingent Restricted Stock	$91,271	$91,271	$91,271	$91,271	$91,271	*
Unearned Performance Shares	$201,415	$201,415	$201,415	$201,415	$201,415	*
Outplacement Services	$—	$—	$10,000	$—	$22,500
Tax Preparation Assistance	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000
Excise Tax Gross Up	n/a	n/a	n/a	n/a	n/a
Life Insurance Proceeds	$277,019	$—	$—	$—	$—
Total Pre-tax Benefit	$615,897	$338,878	$582,803	$338,878	$2,032,026

* Awards of stock options, restricted stock, performance contingent restricted stock and performance shares vest upon a change in control of our company regardless of whether the executive officer is terminated.

Change in Control Agreements

We currently have in effect Key Executive Employment and Severance Agreements, or KEESAs with our executive officers, including our named executive officers other than Mr. Davis, and certain of our key employees. The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within a period of up to three years (in the case of Mr. Harvey, Mr. Protsch and Ms. Swan) or two years (in the case of Mr. Aller or Ms. Doyle) after a change in control of our company (as defined below), the officer’s employment is ended through (a) termination by us, other than by reason of death or disability or for cause (as defined below) or (b) termination by the officer for good reason (as defined below).

The KEESAs provide the following benefits, each of which are reflected in the tables above assuming the maximum potential amounts payable pursuant to the terms of the KEESAs:

•	reimbursement for up to 10% of the officer’s annual base salary for outplacement services;

•	continuation of life, hospital, medical and dental insurance coverage for up to three years (in the case of Mr. Harvey, Mr. Protsch and Ms. Swan) or two years (in the case of Mr. Aller or Ms. Doyle);

•

full vesting of the officer’s accrued benefit under any supplemental executive retirement plan, or SERP, and in any defined contribution retirement plan and deemed satisfaction of any minimum years of service requirement under the SERP (the amounts shown in the tables above assume a lump sum form of payment under the SERP using the 2006 lump sum interest rate of 4.29% and a single life annuity or lump sum payment under our qualified Cash Balance Pension Plan and nonqualified Excess Plan), provided that the SERP benefit will not be received until the executive officer reaches age 55;

•	full vesting of any restricted stock and stock options;

•	payment at target of all performance plan awards pursuant to any long-term incentive plan on a pro rata basis unless the award cycle has been in effect less than six months;

•	in the case of Mr. Harvey, Mr. Protsch and Ms. Swan, reimbursement for up to $15,000 in tax preparation assistance fees;

•

a cash termination payment of up to three times (in the case of Mr. Harvey, Mr. Protsch and Ms. Swan) or two times (in the case of Mr. Aller or Ms. Doyle) the sum of the officer’s annual base salary and the greater of the officer’s target bonus for the year in which the termination date occurs or the officer’s bonus in the year prior to the change in control; and

•	reimbursement for up to $10,000 in legal or accounting advisor fees.

In addition, the KEESAs for Mr. Harvey, Mr. Protsch and Ms. Swan provide that if the aggregate payments under the KEESA or otherwise are an “excess parachute payment” for purposes of the Internal Revenue Code, then we will pay the officer the amount necessary to offset the 20% excise tax imposed by the Internal Revenue Code and any additional taxes on this payment. In determining the amount of the excise tax gross-up included in the tables above, we made the following material assumptions: a Section 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate, a 6.75% state income tax rate for Mr. Harvey and Ms. Swan and a 8.98% state income tax rate for Mr. Protch; the calculation also assumes that we can prove that the awards of performance contingent restricted stock and performance shares in 2006 were not made in connection with or contemplation of a change of control of our company. The KEESAs for Mr. Aller and Ms. Doyle provide that if the aggregate payments under the KEESA or otherwise are an “excess parachute payment,” then the payments will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which the officer could receive without becoming subject to the 20% excise tax or which we may pay without loss of deduction under the Internal Revenue Code. For Mr. Aller and Ms. Doyle, the potential payment and benefit amounts shown in the tables above do not reflect this reduction provision from their KEESAs and, accordingly, the potential payment and benefit amounts for Mr. Aller and Ms. Doyle may be reduced should an excise tax be triggered upon a change in control.

In consideration of the KEESA benefits, the executive officer agrees not to compete with us for a period of one year after the executive officer leaves us and to keep in confidence any proprietary information or confidential information for a period of five years after the executive officer leaves us. Both of these conditions can be waived in writing by our Board of Directors.

Under the KEESAs, a “change in control” is deemed to have occurred if:

•	any person is or becomes the beneficial owner of securities representing 20% or more of our outstanding shares of common stock or combined voting power;

•	there is a change in the composition of our Board of Directors that is not approved by at least two-thirds of the existing directors;

•

our shareowners approve a merger, consolidation or share exchange with any other corporation (or the issuance of voting securities in connection with a merger, consolidation or share exchange) in which our shareholders control less than 50% of combined voting power after the merger, consolidation or share exchange;

•	our shareowners approve of a plan of complete liquidation or dissolution or an agreement for the sale or disposition by us of all or substantially all of our assets.

Under the KEESAs, the term “cause” means:

•	engaging in intentional conduct that causes us demonstrable and serious financial injury;

•	conviction of a felony that substantially impairs the officer’s ability to perform duties or responsibilities; or

•	continuing willful and unreasonable refusal by an officer to perform duties or responsibilities.

Under the KEESAs, the term “good reason” means:

•	a breach of the agreement by us;

•	any reduction in an officer’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits;

•

an officer’s removal as, or any failure to reelect or reappoint him to serve as, any of the positions held with us on the date of the change in control or any other positions to which he or she is thereafter elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to our termination of an officer’s employment for cause or by reason of disability;

•

a good faith determination by an officer that there has been a significant adverse change in his or her working conditions or status relative to the most favorable working conditions or status in effect during the 180-day period prior to the change in control, or, to the extent more favorable to him, those in effect at any time while employed during the employment period, including but not limited to a significant change in the nature or scope of his authority, powers, functions, duties or responsibilities or a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that we remedy promptly after receipt of notice thereof; or

•	our failure to cause a successor to assume an officer’s agreement.

Stock Option Agreements

The agreements under which we have awarded stock options to our executive officers provide that:

•	if the officer’s employment is terminated by reason of death or disability, then the options will immediately vest and remain exercisable for twelve months after such termination;

•

if the officer’s employment is terminated by reason of retirement after satisfying the minimum requirements for early retirement under the Alliant Energy Cash Balance Pension Plan, then the options will immediately vest and for three years after such termination; and

•

upon a change in control of our company, which is defined in the same manner as under the KEESAs except that the trigger for a merger consolidation or share exchange will only be triggered upon consummation of such a transaction, the options will immediately vest and become exercisable.

The tables above include the amounts by which the closing price of our common stock on December 29, 2006 exceeds the exercise price for unvested options held by our named executive officers.

Restricted Stock Agreements

The agreements under which we have awarded restricted stock to our executive officers provide that the forfeiture restrictions on such restricted stock will immediately lapse upon:

•	a change in control of our company, which is defined in the same manner as under the KEESAs;

•	the termination of the officer’s employment by reason of death or disability; and

•	the termination of the officer’s employment without cause, which is defined in the same manner as under the KEESAs.

The tables above include the amounts attributable to unvested restricted stock held by our named executive officers valued at the closing price of our common stock on December 29, 2006.

Performance Contingent Restricted Stock Agreements and Performance Share Agreements

The agreements under which we have awarded performance contingent restricted stock and performance shares to our executive officers provide that:

•

if the performance contingency under the award is satisfied and if the officer’s employment is terminated by reason of death, disability, involuntary termination without cause (which means the admission by or conviction of the officer of an act of fraud, embezzlement, theft, or other criminal act constituting a felony involving moral turpitude) or retirement (which means after the officer has reached age 55 with 10 years of service), then the officer will be entitled to a prorated number of shares based on the ratio of the number of months the officer was employed during the performance period to the total number of months in the performance period; and

•

if a change in control of our company, which is defined in the same manner as under the KEESAs except that the trigger for a merger consolidation or share exchange will only be triggered upon consummation of such a transaction, at least 180 days after the date of the award, then the officer will be entitled to a prorated number of shares based on the ratio of the number of months the officer was employed during the performance period up to the change in control to 36 (unless the performance period was already into its fourth year, in which case the denominator would be 48).

The tables above include the amounts attributable to the pro rata shares that would be received by our named executive officers valued at the closing price of our common stock on December 29, 2006 assuming, in the case of a termination by reason of death, disability, involuntary termination without cause or retirement, that the applicable performance contingency was satisfied.

Executive Severance Plan

We also maintain a general executive severance plan for our executive officers and general managers that applies when the officer’s or manager’s position is eliminated or significantly altered by us. The plan provides for a minimum level of severance equal to one times base salary, payment of pro-rated incentive compensation as within the discretion of the chief executive officer, up to 18 months of paid COBRA coverage, outplacement services and/or tuition reimbursement of up to $10,000, and access to our employee assistance program. Eligibility for benefits under this plan is conditioned upon the executive executing a severance agreement and release form. The plan also provides the executive officer with the option to use the severance benefit and any unused vacation pay to bridge service to meet minimum qualifications for standard early retirement at the actuarially reduced rate under the Cash Balance Plan. From time to time, we will negotiate various elements of the severance plan with the executive to provide for a benefit greater than what the plan would otherwise afford. All executive officer severance packages are approved by the Compensation and Personnel Committee.

Life Insurance Proceeds

The amounts shown in the tables above reflect proceeds to be paid to the executive officer’s beneficiaries pursuant to life insurance policies we offer that are not otherwise available to all employees (i.e., split dollar and/or reverse split dollar policies, as applicable).

Pension Plans

The tables above do not include any amounts for the Alliant Energy Cash Balance Pension Plan or the Unfunded Excess Plan because those plans are not impacted by the nature of the termination of employment nor whether or not there has been a change in control of our company. The tables above also do not include any amounts for the Supplemental Executive Retirement Plan other than in the event of a termination after a change in control because that plan is not impacted by the nature of the termination of employment unless there has been a change in control of our company, in which case the benefits under the Supplemental Executive Retirement Plan may be enhanced under the KEESA as described above under “Change in Control Agreements.”

Davis Employment Agreement

Mr. Davis’ former position as our Chairman of the Board was subject to an employment agreement with us. The payments made by us to Mr. Davis under this agreement are described under the Summary Compensation Table. See footnote (8) to the Summary Compensation Table for a description of the terms of this agreement applicable to such payments.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid to or earned by our non-employee directors during 2006.

Name (1)	Fees Earned or Paid in Cash ($)(2)	Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Michael L. Bennett	$110,000	$0	$0	$110,000
Darryl B. Hazel (5)	$27,800	$0	$0	$27,800
Singleton B. McAllister	$108,500	$698	$17,555	$126,753
Ann K. Newhall	$103,500	$0	$0	$103,500
Dean C. Oestreich	$102,900	$0	$0	$102,900
David A. Perdue	$103,500	$657	$21,892	$126,049
Judith D. Pyle	$100,000	$0	$5,437	$105,437
Carol P. Sanders	$103,500	$41	$0	$103,541
Anthony R. Weiler (6)	$125,000	$11,225	$42,581	$178,806
Robert W. Schlutz (7)	$43,700	$0	$0	$43,700

(1)

Directors who also are or were our employees, such as Mr. Harvey or Mr. Davis, receive no additional compensation for their service on our Board of Directors and are not included in this table. The compensation received by Mr. Harvey and Mr. Davis as our employees during and for 2006 is shown in the Summary Compensation Table above.

(2)

The amounts shown in this column include the following aggregate dollar amounts deferred and the equivalent number of shares of common stock acquired by each of the following directors in our Directors’ Deferred Compensation Plan Stock Account: Mr. Bennett $50,000 or 1,729 shares; Mr. Hazel $27,800 or 744 shares; Ms. McAllister $50,000 or 1,729 shares; Ms. Newhall $103,500 or 3,239 shares; Mr. Oestreich $100,000 or 3,129 shares; Mr. Perdue $30,000 or 1,038 shares; Ms. Sanders $50,000 or 1,564 shares; Mr. Schlutz $20,800 or 719 shares; and Mr. Weiler $62,500 or 2,162 shares.

(3)

The amounts in this column represent above-market interest for directors participating in the Director’s Deferred Compensation Plan. The above-market interest was calculated to be equal to the amount by which the interest on deferred compensation in 2006 (7.25% in the case of the Alliant Energy Deferred Compensation Plan and 11.0% for pre-1994 balances and 9% for post-1994 balances in the case of a frozen benefit in the IP&L Deferred Compensation Plan in which only Mr. Weiler is a participant) exceeded 120% of the applicable federal long-term interest rate, with compounding, at the time the interest rate was set (120% of this rate was 5.7%).

(4)	The amounts in this column reflect the sum of amounts attributable to directors for director life insurance premiums and director charitable award premiums as set forth below.

Name	Life Insurance Premium Paid	Charitable Award Premium Paid	Total
M. L. Bennett	$0	$0	$0
D. B. Hazel	$0	$0	$0
S. B. McAllister	$0	$17,555	$17,555
A. K. Newhall	$0	$0	$0
D. C. Oestreich	$0	$0	$0
D. A. Perdue	$0	$21,892	$21,892
J. D. Pyle	$0	$5,437	$5,437
C. P. Sanders	$0	$0	$0
R. W. Schlutz	$0	$0	$0
A. R. Weiler	$15,740	$26,841	$42,581

(5)	Mr. Hazel was appointed as a director on September 21, 2006.

(6)	Mr. Weiler will retire as a director at the Annual Meeting on May 10, 2007.

(7)	Mr. Schlutz retired as a director at the 2006 Annual Meeting on May 12, 2006.

Retainer Fees — In 2006, all non-employee directors, each of whom served on the Boards of the Company, IPL, WPL and Resources, received an annual retainer for service on all four Boards consisting of $100,000 in cash. Also in 2006, the Chairperson of the Audit Committee received an additional $10,000 cash retainer and the Chairpersons of the Compensation and Personnel, Nominating and Governance, and Environmental, Nuclear, Health, and Safety Committees received an additional $5,000 cash retainer; other members of the Audit Committee received an additional $3,500 cash retainer; and the Lead Independent Director received an additional $20,000 cash retainer. Directors do not receive any additional compensation for attendance at Board or Committee meetings. The Board did not make any changes to these levels of compensation for 2007.

Other — Pursuant to our directors’ expense reimbursement policy, we reimburse all directors for travel and other necessary business expenses incurred in the performance of their responsibilities for us. We also extend coverage to directors under our travel accident and directors’ and officers’ indemnity insurance policies.

Receipt of Fees in Stock — For fees paid in 2006, each director was encouraged to voluntarily elect to use not less than 50% of his or her cash retainer to purchase shares of our common stock pursuant to our Shareowner Direct Plan or to defer such amount through the Company Stock Account in the Director’s Deferred Compensation Plan. Our 2002 Equity Incentive Plan was amended in 2006 to provide that, in the discretion of and subject to restrictions imposed by the Compensation and Personnel Committee, a non-employee director may elect to receive, or the Compensation and Personnel Committee may require that a non-employee director will be paid, all or any portion of his or her annual cash retainer payment or other cash fees for serving as a director in the form of shares of common stock under the Plan. For fees paid in 2007, the Compensation and Personnel Committee recommended to the Nominating and Governance Committee that each non-employee director voluntarily elect to receive a portion of his or her cash retainer to purchase shares of our common stock.

Share Ownership Guidelines — Pursuant to our Articles of Incorporation, directors are required to be shareowners. A target ownership level of 8,400 shares of our common stock is to be achieved by each director within five years of joining the Board or as soon thereafter as practicable. Shares held by directors in the Shareowner Direct Plan and the Directors Deferred Compensation Plan are included in the target goal.

Director’s Deferred Compensation Plan — Under the Director’s Deferred Compensation Plan, directors may elect to defer all or part of their retainer fee. Amounts deposited to a Deferred Compensation Interest Account receive an annual return based on the A-Utility Bond Rate with a minimum return no less than the prime interest rate published in The Wall Street Journal, provided that the return may not be greater than 12% nor less than 6% with the exception of earnings on a frozen benefit in the IPL Deferred Compensation Plan as described above. Amounts deposited to a Company Stock Account are treated as though invested in our common stock and will be credited with dividend equivalents, which will be treated as if reinvested. The director may elect that the Deferred Compensation Account be paid in a lump sum or in annual installments for up to 10 years beginning in the year of or one, two or three tax years after retirement or resignation from the Board.

Director’s Charitable Award Program — We maintain a Director’s Charitable Award Program applicable to certain members of our Board of Directors beginning after three years of service. The Board has terminated this Program for all directors who joined the Board after Jan. 1, 2005. The participants in this Program currently are Mr. Bennett, Ms. McAllister, Ms. Newhall, Mr. Perdue, Ms. Pyle, Mr. Weiler and Mr. Davis. The purpose of the Program is to recognize our and our directors’ interest in supporting worthy charitable institutions. Under the Program, when a director dies, we will donate a total of $500,000 to one qualified charitable organization or divide that amount among a maximum of five qualified charitable organizations selected by the individual director. The individual director derives no financial benefit from the Program. We take all deductions for charitable contributions, and we fund the donations through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of our cost of funds, will be recovered through life insurance proceeds on the directors. The Program, over its life, will not result in any material cost to us. The cost to us of the Program for the individual directors in 2006 is included in the Director Compensation table above.

Director’s Life Insurance Program — We maintain a split-dollar Director’s Life Insurance Program for non-employee directors. In November 2003, the Board of Directors terminated this insurance benefit for any director not already having the required vesting period of three years of service and for all new directors. The participants in this Program are Ms. Pyle and Mr. Weiler. The Program provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Program is structured to pay a portion of the total death benefit to us to reimburse us for all costs of the Program, including a return on its funds. The Program, over its life, will not result in any material cost to us. The cost to us of the Program for the individual directors in 2006 is included in the Director Compensation table above.

Alliant Energy Matching Gift Program — Directors are eligible to participate in the Alliant Energy Foundation, Inc. matching gift program, which is generally available to all employees and retirees. Under this program, the foundation matches 100 percent of charitable donations over $25 to eligible charities up to a maximum of $5,000 per year for each individual. Effective February 20, 2007, these limits have been increased to provide that the foundation will match 100 percent of eligible charitable donations up to a maximum of $10,000 per year for each individual. These limits apply to active employees, retirees and directors.

REPORT OF THE AUDIT COMMITTEE

To Our Shareowners:

The Audit Committee of our Board of Directors is composed of five directors, each of whom is independent under the NYSE listing standards and SEC rules. The Committee operates under a written charter adopted by the Board of Directors.

Our management is responsible for our internal controls and the financial reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing opinions on the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States of America and on management’s assessment of our internal controls over financial reporting. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Our independent registered public accounting firm has provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent registered public accounting firm its independence.

The Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other permitted services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Committee of specifically defined audit and non-audit services after the Committee is provided with the appropriate level of details regarding the specific services to be provided. The policy does not permit delegation of the Committee’s authority to management. In the event the need for specific services arises between Committee meetings, the Committee has delegated to the Chairperson of the Committee authority to approve permitted services provided that the Chairperson reports any decisions to the Committee at its next scheduled meeting. In accordance with the policy, the Committee pre-approved all audit, audit-related, tax and other permitted services performed by Deloitte & Touche LLP in 2006.

The principal accounting fees that were billed to the Company by its independent registered public accounting firm for work performed on behalf of our company and our subsidiaries for 2005 and 2006 were as follows:

	2005	2006
Audit Fees	$3,134,000	$2,493,000
Audit-Related Fees	136,000	131,000
Tax Fees	254,000	213,000
All Other Fees	65,000	74,000

Audit Fees consisted of the fees billed for the audit of (i) the consolidated financial statements of our company and our subsidiaries; (ii) management’s assessment of the effectiveness of internal controls over financial reporting; and (iii) the effectiveness of internal controls over financial reporting, reviews of financial statements included in Form 10-Q filings and services normally provided in connection with statutory and regulatory filings such as financial transactions.

Audit-Related Fees consisted of the fees billed for employee benefits plan audits and attest services not required by statute or regulations.

Tax Fees consisted of the fees billed for professional services rendered for tax compliance, tax advice and tax planning, including all services performed by the professional staff in the independent registered public accounting firm’s tax division, except those rendered in connection with the audit.

All Other Fees consisted of license fees for tax and accounting research software products.

The Audit Committee does not consider the provision of non-audit services by the independent registered public accounting firm described above to be incompatible with maintaining auditor independence.

The Committee discussed with our internal auditor and independent registered public accounting firm the overall scopes and plans for their respective audits. The Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of our internal controls and overall quality of our financial reporting.

Based on the Committee’s reviews and discussions with management, the internal auditor and the independent registered public accounting firm referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended Dec. 31, 2006 for filing with the SEC.

AUDIT COMMITTEE

Michael L. Bennett (Chairperson)

Darryl B. Hazel

Ann K. Newhall

David A. Perdue

Carol P. Sanders

PROPOSAL FOR THE RATIFICATION OF THE APPOINTMENT

OF DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007

In accordance with its charter, the Audit Committee of the Board of Directors appointed the firm of Deloitte & Touche LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the year ending Dec. 31, 2007, as well as to report as to the effectiveness of the Company’s internal controls over financial reporting as of Dec. 31, 2007, and is requesting that its shareowners ratify such appointment.

Representatives of Deloitte & Touche LLP are expected to attend the annual meeting where they will be available to respond to appropriate questions and, if they desire, to make a statement. Further information about the services of Deloitte & Touche LLP, including the fees paid in 2005 and 2006, is set forth in the “Report of the Audit Committee.”

Vote Required

The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting (assuming a quorum is present) is required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007. For purposes of determining the vote required for this proposal, abstentions and broker non-votes will have no impact on the vote. The votes represented by proxies will be voted FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007, unless a vote against such approval or to abstain from voting is specifically indicated on the proxy. If the appointment is not ratified by a majority of the votes cast, the failure by the shareowners to ratify will be considered by the Audit Committee as an indication that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the shareowners ratify the appointment, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interest of the Company.

The Board of Directors recommends that shareowners vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain officers to file reports of ownership and changes in ownership of the Company’s common stock and subsidiary preferred stock with the SEC and furnish copies of those reports to us. As a matter of practice, the Company’s Shareowner Services Department assists the Company’s directors and executive officers in the preparation of initial reports of ownership and reports of changes in ownership and files those reports with the SEC on their behalf. Based on the written representations of the reporting persons and on copies of the reports filed with the SEC, the Company believes that all reporting persons of the Company satisfied these filing requirements in 2006.

We will furnish to any shareowner, without charge, a copy of our Annual Report on Form 10-K for the year ended Dec. 31, 2006. You may obtain a copy of the Form 10-K by writing Alliant Energy Shareowner Services at 4902 North Biltmore Lane, P.O. Box 2568, Madison, WI 53701-2568 or via email at shareownerservices@alliantenergy.com.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary

SOY INK RECYCLED PAPER            ©2006 Alliant Energy     113087     3/07    85M     JS

ALLIANT ENERGY®

www.wellsfargo.com/shareownerservices

1-800-356-5343

ALLIANT ENERGY CORPORATION

2007 Annual Meeting of Shareowners

Thursday, May 10, 2007, at 1:00 p.m. (Central Daylight Time)

Cedar Rapids Marriott

1200 Collins Rd N.E.

Cedar Rapids, IA

ALLIANT ENERGY®

Wells Fargo Shareowner Services

P.O. Box 64873

St. Paul, MN 55164-0873 proxy

This proxy is solicited on behalf of the Board of Directors of Alliant Energy Corporation.

The undersigned appoints William D. Harvey and F. J. Buri, or either of them, attorneys and proxies with the power of substitution to vote all shares of stock of Alliant Energy Corporation (the “Company”), held of record in the name of the undersigned (including any shares held or credited to the undersigned’s account under the Company’s Shareowner Direct Plan, the IES Employee Stock Ownership Plan, and the Alliant Energy Corporation 401(k) Savings Plan) at the close of business on March 20, 2007, at the Annual Meeting of Shareowners of the Company to be held at the Cedar Rapids Marriott, Cedar Rapids, IA on May 10, 2007 at 1:00 p.m., and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company’s Notice of Annual Meeting of Shareowners dated March 29, 2007 and accompanying Proxy Statement, subject to any directions indicated on the reverse side of this card. This proxy also serves as a voting instruction card to the Trustee, Ameriprise Trust Company, for shares, if any, held in the trust for the Alliant Energy Corporation 401(k) Savings Plan.

See reverse for voting instructions.

There are three ways to vote your Proxy

COMPANY #

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on May 9, 2007.

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/Int/ — QUICK *** EASY *** IMMEDIATE

Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on May 9, 2007.

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and submit an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided. Your proxy card must be received by May 10, 2007.

If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here and present for admission to meeting.

ALLIANT ENERGY CORPORATION

ANNUAL MEETING OF SHAREOWNERS

Thursday, May 10, 2007

1:00 p.m. (Central Daylight Time)

ADMISSION TICKET

Please bring this ticket to the Annual Meeting along with your picture identification. It will expedite your admittance when presented upon your arrival.

Please be prepared to show picture ID.

Please detach here if you are mailing your proxy card.

The Board of Directors Recommends a Vote FOR all Listed Director Nominees and FOR Proposal 2.

1. Election of directors:

Nominee for terms ending in 2008:

(01) James A. Leach

Nominees for terms ending in 2010:

(02) Michael L. Bennett

(03) Darryl B. Hazel

(04) David A. Perdue

(05) Judith D. Pyle

FOR all nominees (except as marked to the contrary below)

WITHHOLD AUTHORITY (to vote for all nominees)

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s number in the box.)

2. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007.

For Against Abstain

This proxy, when properly executed, will be voted in the manner directed herein by the shareowner. If no direction is made, the named proxies will vote as recommended by the Board of Directors. The Board of Directors recommends a vote “FOR” all listed director nominees and “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007.

I (we) will attend the annual meeting in Cedar Rapids, IA. Registration is required at the meeting.

I (we) consent to access future notices of annual meetings, proxy statements and annual reports electronically through the Internet, instead of receiving these materials by mail.

Address Change? Mark Box Indicate changes below: Dated , 2007

Signature(s) in Box

Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.